Exhibit 99.1
STOCK PURCHASE AGREEMENT
dated as of May 8, 2008
among
Silvue Technologies Group, Inc.,
Mitsui Chemicals, Inc.,
the Stockholders and Option Holders of Silvue Technologies Group, Inc.
and
Compass Group Management LLC, as the Stockholders Representative

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Non-Competition Agreements
Exhibit C	Non-Solicitation Agreement
Exhibit D	Seller Confidentiality Agreement
Exhibit E	FIRPTA Certificate
Exhibit F	Termination Agreement (Stockholders’ Agreement)
Exhibit G	Termination Agreement (Management Services Agreement)
Exhibit H	Seller’s Release

SCHEDULES

Schedule 1.1	Net Working Capital
Schedule 3.1	Corporate Existence and Power
Schedule 3.3	Governmental Authorization; Consents
Schedule 3.4	Non-Contravention
Schedule 3.5	Capitalization; Stockholders List
Schedule 3.6	Subsidiaries and Other Equity Investments
Schedule 3.7, Part (a)	Financial Statements
Schedule 3.7, Part (c)	Financial Statements
Schedule 3.8	Absence of Certain Changes
Schedule 3.9, Part (a)	Properties
Schedule 3.9, Part (b)	Properties
Schedule 3.9, Part (c)	Properties
Schedule 3.9, Part (d)	Properties
Schedule 3.10	Litigation
Schedule 3.11	Material Contracts
Schedule 3.12	Insurance Coverage
Schedule 3.13	Compliance with Laws; No Defaults
Schedule 3.15, Part (a)	Intellectual Property
Schedule 3.15, Part (b)	Intellectual Property
Schedule 3.15, Part (c)	Intellectual Property
Schedule 3.16, Part (a)	Employees
Schedule 3.16, Part (b)	Employees
Schedule 3.17, Part (a)	Environmental Matters
Schedule 3.17, Part (b)	Environmental Matters
Schedule 3.17, Part (d)	Environmental Matters
Schedule 3.18	Tax Matters
Schedule 3.19, Part (a)	Employee Benefit Plans
Schedule 3.19, Part (b)	Employee Benefit Plans
Schedule 3.19, Part (e)	Employee Benefit Plans
Schedule 3.20, Part (a)	Customers and Suppliers
Schedule 3.20, Part (b)	Customers and Suppliers
Schedule 3.21	Bank Accounts; Powers of Attorney
Schedule 6.1	Conduct of the Company
Schedule 7.2(d)	Consents

i

Execution Version
SILVUE TECHNOLOGIES GROUP, INC.
STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2008 among Mitsui Chemicals, Inc., a Japanese corporation (“Buyer”), Silvue Technologies Group, Inc., a Delaware corporation (the “Company”), the stockholders of the Company and holders of Options (as defined in Section 1.1 below) listed on the signature pages hereto (each a “Seller” and collectively, “Sellers”), and Compass Group Management LLC, as the Stockholders Representative (as defined below).
WITNESSETH:
          WHEREAS, Sellers collectively own all of the issued and outstanding shares and options to purchase shares of capital stock of the Company, consisting solely of 36,632.9497 shares of Series A Common Stock, $0.01 par value per share (the “Series A Common Stock”), 5,000 shares of Series B Common Stock, $0.01 par value per share (the “Series B Common Stock” and together with the Series A Common Stock, the “Common Stock”), of the Company and options to purchase 1,480 shares of Series A Common Stock of the Company.
          WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares (as defined in Section 1.1 below) in exchange for the Aggregate Purchase Price (as defined in Section 2.2(a) below), as adjusted pursuant to this Agreement.
          WHEREAS, concurrently with the execution and delivery of this Agreement, each Seller deposited the certificates representing the Shares held by such Seller with the Stockholders Representative and agreed to deposit with the Stockholders Representative the certificates evidencing any Shares issued upon the exercise of Options prior to the Closing, in each case to be held in accordance with the Share Escrow Agreement.
          WHEREAS, concurrently with the execution and delivery of this Agreement, each of Frank Bassoff, William Gregg and Mark Sollberger entered into an Amended and Restated Employment Agreement, each of which is to become effective at the Closing.
          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. The following terms, as used herein, have the following meanings:
          “Adjustment Escrow Amount” means $400,000.

          “Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement.
          “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, or (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
          “Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).
          “Anegasaki Cleanup” has the meaning set forth in Section 9.1.
          “Applicable Law” means, with respect to any Person, any federal, state or local statute, law, regulation, rule, code, judgment, decree or other requirement of any Authority applicable to such Person or any of their respective properties or assets.
          “Authority” means any governmental, regulatory or administrative, body, agency, commission or authority or any court, tribunal or arbitral or judicial body.
          “Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2007.
          “Balance Sheet Date” means December 31, 2007.
          “Base Net Working Capital” means $384,184.
          “Breach Notice” has the meaning set forth in Section 6.4.
          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.
          “Buyer” has the meaning set forth in the preamble of this Agreement.
          “Buyer Confidentiality Agreement” has the meaning set forth in Section 12.7.
          “Buyer Indemnitees” means Buyer and its Affiliates (including the Companies) and their respective officers, directors, employees, attorneys and agents.
          “Bylaws” means the bylaws of the Company, as amended to the date hereof.
          “Cash” means cash (whether in U.S. or any foreign currency) in the bank less any outstanding checks to the extent that the amounts to be paid have reduced accounts payable, plus (i) deposits in transit to the extent there has been a reduction of receivables on account thereof,

(ii) any held checks to the extent that the amounts to be paid have been included in accounts payable and (iii) petty cash (whether in U.S. or any foreign currency).
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or Taxing Authority (as defined within the definition of “Tax”, below) of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, Taxing Authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended to the date hereof.
          “Chiba Indebtedness” means amounts due under that certain Overdraft Agreement between The Chiba Bank Ltd. and SDC Technologies-Asia Ltd.
          “Chinese Rules” has the meaning set forth in Section 6.6.
          “Chinese Approval” has the meaning set forth in Section 7.1(b).
          “Closing” has the meaning set forth in Section 2.6(a).
          “Closing Addition” has the meaning set forth in Section 2.3(a).
          “Closing Balance Sheet” means the consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, prepared in accordance with GAAP consistently applied and otherwise pursuant to Section 2.4, without any liability for

(i) the accrual by the Company of any Transaction Expenses that have not theretofore been paid (ii) any Indebtedness or (iii) the Delphi Liability.
          “Closing Date” means the date of the Closing.
          “Closing Date Indebtedness” has the meaning set forth in Section 2.2(a).
          “Closing Expenses” has the meaning set forth in Section 2.2(a).
          “Closing Purchase Price” has the meaning set forth in Section 2.2(c).
          “Closing Reduction” has the meaning set forth in Section 2.2().
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning set forth in the preamble of this Agreement.
          “Companies” has the meaning set forth in Section 3.3.
          “Company” has the meaning set forth in the preamble of this Agreement.
          “Company Plans” has the meaning set forth in Section 3.19(a).
          “Confidential Information” has the meaning set forth in Section 6.10.
          “Confidentiality Agreement” has the meaning set forth in Section 12.7.
          “Contract” means any contract, agreement, option agreement, lease, license, sale and accepted purchase order, or commitment, whether written or oral, to which any of the Companies is a party, including without limitation the Material Contracts.
          “Core Representations” has the meaning set forth in Section 9.4(a).
          “Credit Agreement” means that certain Credit Agreement, dated as of May 16, 2006, by and between Compass Group Diversified Holdings LLC and the Company.
          “D&O Claim” has the meaning set forth in Section 10.1.
          “D&O Insurance” has the meaning set forth in Section 10.1.
          “Deficiency” has the meaning set forth in Section 2.3(a).
          “Delphi Liability” means that certain liability of the Company (or any of its Subsidiaries) in the amount of $167,813 relating to a contingent liability for refund of advance payments received by Delphi Corporation.
          “Designated Leases” means the Leased Real Properties located at (i) 1911 Wright Circle, Anaheim, California 92806, (ii) Level 8, Taikoo Place, 979 King’s Road, Island East and (iii) 136 Anaesaki-Kaigan, Ichihara, Chiba, 299-0107, Japan.

          “Disclosure Schedules” has the meaning set forth in Article III.
          “Environmental Claim” means any claim, action, suit, inquiry, proceeding, cause of action, investigation or notice (written or oral) by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by any of the Companies, or (b) circumstances forming the basis of any violation of any Environmental Law.
          “Environmental Indemnity Escrow Amount” means $600,000.
          “Environmental Indemnity Escrow Fund” means the Environmental Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.
          “Environmental Laws” means all federal, state, local and foreign Applicable Laws relating to pollution or the environment, including, without limitation, those relating to Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
          “Equity Securities” means (i) any capital stock of any of the Companies, (ii) options, warrants, rights of first refusal or other rights to purchase from any of the Companies or any Seller any capital stock of any of the Companies, (iii) any securities convertible into or exchangeable for shares of capital stock of any of the Companies or (iv) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities convertible into, exercisable for the purchase of, or exchangeable for shares of capital stock of any of the Companies.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code
          “Escrow Agent” means Deutsche Bank National Trust Company, or its successor under the Escrow Agreement.
          “Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Stockholders Representative and the Escrow Agent, substantially in the form of Exhibit A.
          “Estimated Net Working Capital” means the estimated Net Working Capital as of the close of business on the day immediately prior to the Closing Date as derived from the estimated Closing Balance Sheet.
          “Final Net Working Capital” has the meaning set forth in Section 2.4.
          “Financial Statements” has the meaning set forth in Section 3.7.

          “FTC” has the meaning set forth in Section 6.6.
          “GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof.
          “German Act” has the meaning set forth in Section 6.6.
          “German Approval” has the meaning set forth in Section 7.1(b).
          “German Fees” has the meaning set forth in Section 6.6.
          “Hazardous Materials” means all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5 or defined as such by, or regulates as such under, any Environmental Law.
          “HSR Act” has the meaning set forth in Section 6.6.
          “HSR Approval” has the meaning set forth in Section 7.1(b).
          “HSR Fees” has the meaning set forth in Section 6.6.
          “Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any inter-company obligations for borrowed money, but including, for avoidance of doubt, obligations for money borrowed from any Seller) or for the deferred purchase price of property or services (other than current liabilities accrued as accounts payable on the Closing Balance Sheet), whether or not evidenced by a writing; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all guaranties by such Person of indebtedness of any other Person and obligations of any other Person secured by a Lien on the property of such first Person; (v) all obligations with respect to capital leases; (vi) any accrued interest, prepayment premiums or penalties related to any of the foregoing; and (vii) all obligations of such Person with respect to any hedging or similar instruments, agreements or transactions; provided, however, that “Indebtedness” shall not be deemed to include the Delphi Liability or the Parker Property Leasehold Improvement Liabilities.
          “Independent Accountant” has the meaning set forth in Section 2.4(c).
          “Intellectual Property Rights” means United States and foreign intellectual property and/or other proprietary rights, including, but not limited to: (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, inventions, patents, patent applications and work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; and (e) any and all technical information, notes, reports, drawings, works, devices, makes, models, works-in-progress, customer lists and creations.
          “IRS” has the meaning set forth in Section 3.19(a).
          “Knowledge” means, where capitalized, the actual knowledge of any of William A. Gregg, Mark S. Sollberger and Frank K. Bassoff, after reasonable inquiry by such Persons of any management employees of the Company who (i) directly report to such Person or (ii) have primary responsibility at the Company with respect to the subject matter of such inquiry.
          “Letter of Intent” has the meaning set forth in the definition of Tax Benefits.
          “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.
          “Lien” means, with respect to any asset, any encumbrance, option, easement, encroachment, right of first refusal, mortgage, lien, pledge, charge, or security interest or adverse claim of any kind in respect of such asset.
          “Losses” means all losses, liabilities, damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses and payments, incurred in connection with or arising out of any claim, lawsuit or arbitration and all interest thereon, and all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, including (i) interest on cash disbursements in respect of any of the foregoing calculated at a rate equal to the 30-day London Interbank Offered Rate reported by the Wall Street Journal on the Closing Date plus 2.00% per annum, (ii) subject to Section 12.14, all reasonable attorneys’, accountants’ and expert witness’ fees incurred in connection therewith, and (iii) subject to Article IX, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.
          “MAE Breach Notice” has the meaning set forth in Section 6.4.
          “Major Customer” has the meaning set forth in Section 3.20(a).
          “Major Supplier” has the meaning set forth in Section 3.20(b).
          “Management Agreement” means that certain Management Services Agreement between Kilgore Consulting III LLC and the Company dated as of September 2, 2004, as amended by the Amendment to Management Services Agreement, dated September 30, 2004, as amended by the Second Amendment of Management Services Agreement, dated May 16, 2006.

          “Material Adverse Change” or “Material Adverse Effect” means any change, effect, occurrence, circumstance or state of facts that is or would be reasonably expected to be materially adverse to the financial condition, results of operations, assets, liabilities or business of the Companies, taken as a whole, other than any change, effect, occurrence, circumstance or state of facts that, directly or indirectly, results from (i) general economic, business, legislative, regulatory or other conditions that do not have a materially disproportionate impact on the Companies, taken as a whole (as compared to the rest of the industry in which the Companies operate), (ii) any outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (iv) changes in GAAP; (v) changes in Applicable Law; (vi) changes resulting from compliance by the Companies with the express terms of, or the taking of any action required or expressly contemplated by, this Agreement or any other agreements or documents expressly contemplated hereby; or (vii) any change resulting from the announcement of the execution of this Agreement or the transactions contemplated hereby.
          “Material Contracts” has the meaning set forth in Section 3.11(a).
          “Net Working Capital” means, as of any date, the sum of the Company’s accounts receivable plus inventory plus prepaid expenses and other current assets (including discontinued operations, but excluding Cash and Cash Equivalents to the extent they are added to the Aggregate Purchase Price pursuant to Section 2.2(a)), in each case net of appropriate reserves plus the Tax Benefits minus accounts payable and minus accrued expenses and other current liabilities (excluding expenses relating to discontinued operations, accrued closure costs for the Company’s leased property in Anaheim, accrued lease obligations for the Company’s leased property in Anaheim, accrued salary expense for deferred compensation paid to Ron Eaton and accrued severance), in each case as in effect on such date and as determined in accordance with GAAP. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Transaction Expenses, Indebtedness or Parker Property Leasehold Improvement Liabilities shall be included in the determination of the “Net Working Capital”. By way of example, the Net Working Capital of the Company as of December 31, 2007 is set forth on Schedule 1.1 hereto. All calculations of Net Working Capital hereunder shall be made applying in good faith the methodologies and procedures used in calculating the Net Working Capital of the Company as set forth on Schedule 1.1.
          “Non-Competition Agreements” means the three year non-competition and non-solicitation agreements in the form attached hereto as Exhibit B between Buyer and each of the following Sellers, which such agreements will be executed by such Sellers for no additional consideration in connection with the transactions contemplated hereby: William A. Gregg, Mark S. Sollberger and Frank K. Bassoff.
          “Non-Solicitation Agreement” means the non-solicitation agreement in the form attached hereto as Exhibit C between Buyer and Compass Group Diversified Holdings LLC.
          “NSG” has the meaning set forth in Section 9.1.

          “Option Consideration” means, with respect to an Option deemed exercised under Section 2.5, an amount equal to (i) the Pro Rata portion of the Aggregate Purchase Price payable with respect to the Shares deemed exercised pursuant to Section 2.5 with respect to such Option, less (ii) the exercise price of the Shares deemed exercised pursuant to Section 2.5 with respect to such Option, less (iii) applicable federal and state withholding and payroll Taxes with respect to the Option Consideration.
          “Options” means options to acquire Common Stock granted under the Silvue Technologies Group, Inc. 2005 Stock Option Plan, as amended through the date hereof.
          “Parker Property Expenditures” means any capital expenditures incurred by the Company in connection with that certain lease between The Irvine Company LLC and SDC Technologies, Inc. dated as of October 18, 2007.
          “Parker Property Leasehold Improvement Liabilities” means Liabilities relating to the costs incurred by The Irvine Company LLC to make improvements to the leasehold or property located at 45 Parker, Irvine, California 92628, in connection with that certain lease between The Irvine Company LLC and SDC Technologies, Inc. dated as of October 18, 2007 in the aggregate amount of $784,235 (including, without limitation, (i) costs that are included as part of monthly rent or lease expenses and (ii) costs that are included in long-term liabilities).
          “Payment Notice” has the meaning set forth in Section 2.2(e).
          “Permitted Liens” has the meaning set forth in Section 3.9(a).
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Post-Closing Addition” has the meaning set forth in Section 2.3(a).
          “Post-Closing Reduction” has the meaning set forth in Section 2.3(a).
          “Pre-Closing Tax Period” means any period prior to the Closing Date.
          “Preferred Stock” has the meaning set forth in Section 3.5(a).
          “Pro Rata” means with respect to any Seller, in the same proportion as the number of Shares held by such Seller as of immediately prior to the Closing (including Shares issuable under vested Options) bears to the total number of Shares outstanding (including Shares issuable under vested Options) as of immediately prior to the Closing.
          “Proceeding” has the meaning set forth in Section 3.18(h).
          “Purchase” has the meaning set forth in Section 2.1.
          “Registration Rights Agreement” means that certain Registration Rights Agreement entered into as of September 2, 2004, among the Company and Sellers, as amended through the date hereof, which will be terminated by the Company and Sellers effective upon the Closing.
          “Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of Hazardous

Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).
          “Release Date” has the meaning set forth in Section 9.6.
          “Representatives” has the meaning set forth in Section 6.2(a).
          “Reserve Account” has the meaning set forth in Section 2.2(d).
          “Reserve Amount” has the meaning set forth in Section 2.2(d).
          “Returns” has the meaning set forth in Section 3.18(a).
          “Schedule of Expenses” has the meaning set forth in Section 6.12.
          “SDC Tech-Asia” has the meaning set forth in Section 9.7.
          “Securities Act” has the meaning set forth in Section 5.7.
          “Seller Parties” has the meaning set forth in Section 6.6.
          “Seller Confidentiality Agreement” means a Confidentiality Agreement in the form attached hereto as Exhibit D.
          “Sellers” has the meaning set forth in the Preamble to this Agreement.
          “Share Escrow Agreement” means that certain Escrow Agreement by and between each Seller, the Stockholders Representative (as escrow agent thereunder) and Buyer dated as of the date hereof.
          “Shares” means the outstanding shares of Common Stock of the Company as well as shares of Series A Common Stock of the Company issuable under outstanding vested and in-the-money Options.
          “Specified Third Party Indebtedness” means (i) the Chiba Indebtedness, (ii) the Indebtedness owed to ORIX Corporation in respect of a Lease Agreement dated July 21, 2005 between ORIX Corporation and SDC Tech-Asia.
          “Supplement” has the meaning set forth in Section 6.4.
          “Stockholders Agreement” means that certain Stockholders Agreement entered into as of September 2, 2004, among the Company and Sellers, as amended through the date hereof, which will be terminated by the Company and Sellers effective upon the Closing.
          “Stockholders List” has the meaning set forth in Section 3.5(b).
          “Stockholders Representative” has the meaning set forth in Section 11.1.

          “Subject Transactions” means the transactions contemplated by this Agreement or any of the other Transaction Documents.
          “Subsidiary” or “Subsidiaries” means any entity, or entities, of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned directly or indirectly by the Company or of which 20% or more of the securities or other ownership interests of such entity, or entities, is owned directly or indirectly by the Company.
          “Supplement” has the meaning set forth in Section 6.4.
          “Tangible Personal Property” of a Person means all machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, tools, stores and other tangible personal property owned by that Person or in which that Person has any interest (including the right to use), other than the inventories and the books and records of that Person.
          “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by any of the Companies, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability of any of the Companies for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period, and (iii) any liability of any of the Companies for the payment of any amounts of the type described in clause (i) above with respect to any other Person, whether by contract or otherwise.
          “Tax Benefits” means the Tax benefits (determined pursuant to the methodology set forth in Schedule 1.1) to the Company arising out of or relating to (a) the payment of the Transaction Expenses excluding (i) fees and expenses paid or payable to B. Riley & Co. for services rendered after the countersignature by Compass Group Diversified Holdings LLC of that certain letter of intent (the “Letter of Intent”) from Buyer dated April 1, 2008, (ii) fees and expenses paid or payable to legal counsel to any of the Companies in connection with the negotiation and drafting of this Agreement and all agreements and documents ancillary to this Agreement, (iii) appraisal or fairness opinion related fees and expenses, (iv) fees and expenses relating to structuring, regulatory approval and the review and revision of this Agreement, and (v) all other fees, costs and transaction expenses incurred after the date referred to in clause (i), all of the foregoing clauses (i)-(v) to be interpreted in accordance with Treasury Regulation Section 1.263(a)-5(e), (b) any tax deductions to the Company arising from the termination of the Company’s current credit facility, and (c) the payment of the Option Consideration, net of the after-Tax cost of the employer portion of all federal and state payroll Taxes with respect to the Option Consideration.
          “Tax Liability” has the meaning set forth in Section 3.18(g).

          “Tax Matter” has the meaning set forth in Section 10.2(c).
          “Termination Date” has the meaning set forth in Section 8.1(b).
          “Transaction Documents” means this Agreement, the Disclosure Schedules and other schedules to this Agreement delivered pursuant to this Agreement, the Non-Competition Agreements, the Non-Solicitation Agreement, the Share Escrow Agreement and the Escrow Agreement.
          “Transaction Expenses” means all fees, costs and expenses incurred by any of the Companies or any Seller at any time in connection with the Subject Transactions, including, without limitation, (i) all legal fees and expenses, investment banking fees and expenses, accounting fees and expenses and other professional fees and expenses, (ii) all transaction bonuses or other compensation (whether retention bonuses, parachute payments, bonus payments or similar items, including any Taxes arising in connection therewith) payable to any Seller or any officer, director, employee or consultant of any of the Companies upon consummation of, or in connection the Purchase (excluding the Option Consideration to the extent that such payments are deemed to be compensation for services for federal tax purposes) and (iii) the amounts payable by the Company as set forth in Sections 3.14 and 12.3.
ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING
          Section 2.1 Purchase and Sale of Shares. Subject to and in accordance with the terms and conditions set forth in this Agreement, Sellers shall sell, assign, transfer, convey and deliver to Buyer the Shares at the Closing, free and clear of any Liens (other than any restrictions under applicable federal or state securities laws), and Buyer shall pay to Sellers the Aggregate Purchase Price (the “Purchase”).
          Section 2.2 Purchase Price; Reserve Amount.
               (a) The purchase price for the Shares shall be an amount in cash equal to the sum of the following: $95,000,000 (NINETY-FIVE MILLION DOLLARS), minus the Closing Reduction, if any, minus the amount of Indebtedness of any of the Companies (other than Indebtedness owed by one of the Companies to any one of the other Companies) outstanding as of immediately prior to the Closing (the “Closing Date Indebtedness”) without giving effect to any repayment of Indebtedness between the close of business on the day immediately prior to the Closing and the Closing, minus the Transaction Expenses outstanding immediately prior to the Closing or which are incurred as a result of the Closing (the “Closing Expenses”) without giving effect to any payment of Transaction Expenses between the close of business on the day immediately prior to the Closing and the Closing, plus the Closing Addition, if any, plus Cash and Cash Equivalents of the Company outstanding as of the close of business on the day immediately prior to the Closing, and plus the exercise price immediately prior to the Closing of each vested and in the money Option deemed to be converted to Common Stock pursuant to Section 2.5 (collectively, the “Aggregate Purchase Price”). The parties acknowledge that on or prior to the Closing Date, all fixed income investments and marketable securities held by the Companies shall be liquidated and treated as additional Cash.

               (b) On or before the fifth Business Day prior to the Closing Date, the Company shall deliver to Buyer an estimated Closing Balance Sheet, which fairly estimates and presents the consolidated financial position of the Company as at the close of business on the day prior to the Closing Date as determined in accordance with GAAP, as well as a calculation of the Estimated Net Working Capital, certified by the Chief Financial Officer of the Company. If Buyer disagrees with all or any portion of the Company’s calculation of the Estimated Net Working Capital delivered by the Company, the Company and Buyer shall negotiate in good faith to reach an agreement during the five Business Days prior to the Closing Date; provided, however, if the Company and Buyer do not reach an agreement during such period, the calculation of the Estimated Net Working Capital delivered by the Company shall be used as the Estimated Net Working Capital for purposes of this Agreement. At the Closing, the purchase price for the Shares shall be (i) reduced by the amount, if any, by which the Base Net Working Capital exceeds the Estimated Net Working Capital, or (ii) increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Base Net Working Capital, in each case as described in Section 2.2(a). The reduction in and addition to the purchase price referred to in the preceding sentence are hereafter collectively referred to as the “Closing Reduction” and “Closing Addition”, respectively.
               (c) At the Closing, Buyer shall pay each Seller such Seller’s Pro Rata portion of the Closing Purchase Price (as defined below) by wire transfer of immediately available funds to the account(s) designated by such Seller in writing at least two Business Days prior to the Closing; provided, however, in the case of a Seller who holds Options, such Seller’s Pro Rata portion of the Closing Purchase Price shall be reduced by (i) the aggregate exercise price of the Shares deemed exercised pursuant to Section 2.5 hereof with respect to the Options held by such Seller, and (ii) the Seller’s portion of federal and state payroll Taxes due as a result of the payment on such Options. For purposes of this Agreement, the “Closing Purchase Price” shall mean an amount in cash equal to (i) the Aggregate Purchase Price, minus (ii) the Reserve Amount minus (iii) the Adjustment Escrow Amount, minus (iv) the Environmental Indemnity Escrow Amount. The Adjustment Escrow Amount and the Environmental Indemnity Escrow Amount shall be deposited by Buyer at the Closing by wire transfer into two separate accounts with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement.
               (d) At the Closing, Buyer shall deliver to the Stockholders Representative the sum of $250,000 (the “Reserve Amount”) for deposit into a bank account (the “Reserve Account”) controlled by the Stockholders Representative to be used to cover the costs and expenses, if any, incurred by the Stockholders Representative in defending any indemnification claims brought by any Buyer Indemnitee under Article IX, cash or expenses incurred by Sellers for services of the Independent Accountant, and any other costs or expenses incurred by the Stockholders Representative in the performance of its obligations as Stockholders Representative. Amounts in the Reserve Account shall be disbursed by the Stockholders Representative as provided in this Agreement. The Stockholders Representative shall distribute all amounts remaining in the Reserve Account (if any) to Sellers, Pro Rata, upon the later of the Release Date or the resolution of all indemnification claims against Sellers still pending as of the Release Date.

               (e) On or before the third Business Day prior to the Closing Date, the Company shall deliver to Buyer a notice (the “Payment Notice”) indicating (i) the Closing Date Indebtedness and (ii) the Closing Expenses. At the Closing, Buyer shall pay on behalf of the Company the Closing Date Indebtedness (other than the Specified Third Party Indebtedness) and the Closing Expenses to such accounts as are specified in the Payment Notice. On or before the third Business Day prior to the Closing Date, the Company shall deliver to Buyer a notice setting forth (i) a hypothetical calculation of the Closing Purchase Price and the amounts payable to each Seller, (ii) a true and complete list of all Transaction Expenses (including fees and expenses of B. Riley & Co. and Paul, Hastings, Janofsky & Walker LLP) that have been incurred or shall have been incurred as of the Closing and (iii) a statement (accompanied by reasonable supporting documentation) of those fees paid or payable to B. Riley & Co. and Paul, Hastings, Janofsky & Walker LLP for services rendered prior to the countersignature of the Letter of Intent.
          Section 2.3 Adjustments to Closing Purchase Price.
               (a) Adjustment After Closing. Upon determination of the Final Net Working Capital pursuant to Section 2.4, the Aggregate Purchase Price shall be (i) reduced by the amount, if any, by which the Estimated Net Working Capital exceeds the Final Net Working Capital as of the day prior to the Closing Date as determined pursuant to Section 2.4, or (ii) increased by the amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital. The reduction in and addition to the Aggregate Purchase Price referred to in the preceding sentence are hereafter collectively referred to as the “Post-Closing Reduction” and “Post-Closing Addition”, respectively. After the Closing Balance Sheet and the calculation of the Final Net Working Capital become final and binding upon the parties in accordance with the provisions of Section 2.4, then, within ten (10) days following such calculation: (i) if any Post-Closing Reduction is required, Buyer and the Stockholders Representative shall direct the Escrow Agent to pay such amount out of the Adjustment Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement, and (A) in the event the Adjustment Escrow Fund is insufficient to cover the full amount of such Post-Closing Reduction (the amount by which the Post-Closing Reduction exceeds the amount of the Escrow Adjustment Fund shall be referred to herein as the “Deficiency”), then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to Buyer as provided in the Escrow Agreement, and each Seller, severally and not jointly, on a Pro Rata basis, shall immediately deliver the Deficiency to Buyer in immediately available funds by wire transfer or check, and in the event that the Sellers shall fail to pay the amount of the Deficiency by the date on which the Escrow Agent distributes the Adjustment Escrow Fund to Buyer pursuant to the Escrow Agreement, Buyer may at any time thereafter deliver written notice to the Escrow Agent and the Stockholders Representative specifying such amount, and the Escrow Agent shall pay such amount out of the Environmental Indemnity Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement; provided, however, that each Seller that failed to deliver to Buyer such Seller’s Pro Rata share of the Deficiency shall remain liable in the event the Environmental Indemnity Escrow Fund is insufficient to cover such Seller’s Pro Rata share of the Deficiency; provided, further that no failure on the part of Buyer to deliver the specified notice shall relieve any Seller of the obligation to pay the amount of such deficiency to Buyer. and (B) in the event the amount of funds in the Adjustment Escrow Fund exceeds the amount of the Post-Closing Reduction, the Escrow Agent, after paying the amount of the Post-Closing Reduction to Buyer, shall pay the remaining amount of funds in the Adjustment Escrow Fund to Sellers, on a Pro Rata basis; and

(ii) if any Post-Closing Addition is required, Buyer and the Stockholders Representative shall direct the Escrow Agent to pay to Sellers, on a Pro Rata basis, all funds in the Adjustment Escrow Fund and Buyer shall immediately deliver such Post-Closing Addition in immediately available funds by wire transfer or check to Sellers, on a Pro Rata basis (and, with respect to Options, such amount minus applicable federal and state withholding and payroll Taxes, if any, with respect to such Option). Notwithstanding the foregoing, the parties hereto agree that there shall be no reduction in or addition to the Aggregate Purchase Price if the Post-Closing Reduction or Post-Closing Addition, as applicable, is less than $100,000.
          Section 2.4 Closing Balance Sheet.
               (a) As soon as practicable after the Closing Date, but no later than the sixtieth (60th) day after the Closing Date, the Stockholders Representative will deliver to Buyer the final Closing Balance Sheet and the calculation of the final Net Working Capital as of the close of business on the day immediately prior to the Closing Date based upon the final Closing Balance Sheet as of the close of business on the day immediately prior to the Closing Date. If Buyer objects to the Stockholders Representative’s calculation of the final Net Working Capital, Buyer shall within twenty (20) Business Days after receipt thereof notify the Stockholders Representative of the same in writing, which such notice shall include the basis of such objection in reasonable detail and Buyer’s proposed modification of such calculation to the Stockholders Representative. If Buyer does not object to such calculation within such twenty (20) Business Day period, the Stockholders Representative’s calculation shall be final, conclusive and binding on the parties.
               (b) If the Stockholders Representative disagrees with all or any portion of Buyer’s proposed modification of the final Net Working Capital delivered by Buyer pursuant to Section 2.4(a), Buyer and the Stockholders Representative shall negotiate in good faith to reach an agreement during the fifteen (15) Business Day period following delivery of such proposed modification by Buyer.
               (c) If, upon completion of such fifteen (15) Business Day period, Buyer and the Stockholders Representative are unable to reach an agreement, they shall promptly thereafter cause Deloitte & Touche USA LLP, or if Deloitte & Touche USA LLP refuses to accept such retention, another independent nationally recognized accounting firm agreed upon by Buyer and the Stockholders Representative (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating the final Net Working Capital. Each of Buyer and Stockholders Representative shall submit to the Independent Accountant its calculation of the final Net Working Capital and such work papers and other documents and information relating to the calculation of the final Net Working Capital as the Independent Accountant may request and are available to that party or its agents and each of the Stockholders Representative and Buyer will be afforded the opportunity to present to the Independent Accountant any material relating to its proposed calculation of the final Net Working Capital and to discuss the same with the Independent Accountant. The Independent Accountant’s determination of the final Net Working Capital shall be limited to either Buyer’s or the Stockholders Representative’s calculation of the final Net Working Capital. The Independent Accountant shall deliver to the Stockholders Representative and Buyer, as promptly as practicable, and in any event within thirty (30) Business Days of the submission to the

Independent Accountant, a determination of the final Net Working Capital. Such determination shall be final and binding upon Buyer and Sellers. The cost of such review shall be paid by the party whose calculation of final Net Working Capital was not adopted by the Independent Accountant. Any fees and expenses incurred by Buyer in connection with its preparation or review of the final Net Working Capital pursuant to this Section 2.4 and the preparation or review of any notice of objection, as applicable, shall be borne by Buyer, and any fees and expenses incurred by the Stockholders Representative in connection with its preparation or review of the final Net Working Capital pursuant to this Section 2.4 and the preparation or review of any notice of objection, as applicable, shall be borne by the Sellers on a Pro Rata basis. The calculation of Net Working Capital as of the close of business on the day immediately prior to the Closing Date as finally determined pursuant to this Section 2.4 shall be referred to herein as the “Final Net Working Capital”.
               (d) The parties hereto agree that they will cooperate and assist in good faith in the preparation of the Closing Balance Sheet and the calculation of the Estimated Net Working Capital and Final Net Working Capital and in the conduct of the reviews referred to in Sections 2.3 and 2.4, including, without limitation, making available, to the extent reasonably requested, books, records, work papers and personnel.
          Section 2.5 Treatment of Options. All outstanding Options shall be deemed terminated as of the Closing without liability to Buyer or its Affiliates in respect of the Options, except as set forth in the following sentence. Immediately prior to the Closing, each holder of vested and in-the-money Options shall be deemed to have exercised all such holder’s Options to the extent such Options are vested, without any action on the part of either such holder or the Company, including the delivery of the exercise price by such holder or any share certificates by the Company. From and after the Closing, all holders of vested and in-the-money Options shall be entitled to receive the Option Consideration. All outstanding Options that are not vested or not in-the-money as of the Closing shall terminate in accordance with the terms of the Company’s 2005 Stock Option Plan, as amended, without the payment of any consideration therefor.
          Section 2.6 Closing.
               (a) Closing Date. The closing of the Purchase and other transactions contemplated hereby (the “Closing”) to be consummated on the Closing Date shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California on the date that is the later of (i) that date that is fifteen (15) Business Days after the date hereof and (ii) three (3) Business Days following the satisfaction of the conditions to Closing set forth in Article VII (other than those conditions that must be satisfied at the Closing).
               (b) Deliveries at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:
                    (i) the Stockholders Representative shall, pursuant to the terms of the Share Escrow Agreement, release from escrow and deliver to Buyer certificates representing all of the Shares (except with respect to exercised Options for which no certificates shall be issued) including any Shares issued pursuant to Options outstanding on the date hereof, together with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer;
                    (ii) Company shall deliver to Buyer an certificate in form attached hereto as Exhibit E, duly executed and acknowledged, certifying any facts that would exempt the transaction contemplated hereby from the provisions of the Foreign Investors in Real Property Tax Act;
                    (iii) Buyer shall deliver to each Seller such Seller’s Pro Rata portion of the Closing Purchase Price (or, with respect to Options, the applicable Option Consideration) by wire transfer of immediately available funds to the account(s) designated by such Seller in writing at least two Business Days prior to the Closing;
                    (iv) each Seller and each of the Companies shall deliver such respective Person’s executed signature page to other documents required to be delivered by such Seller or such Company, as applicable, on or prior to the Closing Date pursuant to Section 7.2; and
                    (v) Buyer shall deliver all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement (including but not limited to those contemplated by Section 7.3) or any Transaction Document to which Buyer is or is required to be a party pursuant to the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
          Subject to the disclosure schedules attached hereto (the “Disclosure Schedules”), Sellers make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
          Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 3.1 sets forth all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. The Company has heretofore made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws.
          Section 3.2 Authority to Execute and Perform Under Agreement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be as of the Closing, duly and validly executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against such Company in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief ).
          Section 3.3 Governmental Authorization; Consents. None of the execution or delivery or performance by the Company or any Seller of this Agreement or any other Transaction Document to which the Company or any Seller is a party requires any action by or in respect of, or filing with, any Authority, except for (i) the filings described on Schedule 3.3 and (ii) compliance with the HSR Act, (iii) compliance with the German Act and (iv) compliance with the Chinese Rules. Except as set forth on Schedule 3.3, no consent, approval, waiver or other action by any Person under any material license, permit or other similar authorization held by the Company or any Subsidiaries (collectively, the “Companies”), or any agreement, contract or other document required to be listed on Schedule 3.11 is required or necessary for, or as a result of, the execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which it is a party or the consummation by the Company of the transactions contemplated hereby.
          Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4, none of the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party (i) violates any provision of the Certificate of Incorporation or Bylaws, or comparable organizational documents of any of the Companies (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to any of the Companies, (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Companies or to a loss of any material benefit to which any of the Companies is entitled under any provision of any Material Contract (as defined in Section 3.11 below) or any material license, permit or other similar authorization from any Authority held by any of the Companies, or (iv) has or will result in the creation or imposition of any material Lien on any asset of the Companies or any Lien on the Shares (other than any restrictions under applicable federal or state securities laws).
          Section 3.5 Capitalization; Stockholders List.
               (a) The authorized capital stock of the Company consists of: (i) 300,000 shares of Common Stock consisting of (A) 250,000 shares of Series A Common Stock and (B) 50,000 shares of Series B Common Stock; and (ii) 1,200,000 shares of Preferred Stock consisting of (X) 200,000 shares of Series A Convertible Preferred Stock, $0.01 par value (the “Convertible Preferred Stock”) and (Y) 1,000,000 shares of 13% Series B Cumulative Preferred Stock, $1.00 par value (the “Redeemable Preferred Stock” and together with the Convertible Preferred Stock, the “Preferred Stock”). There are no shares of Preferred Stock outstanding. As of the date of this Agreement, except for the capital stock outstanding on the Stockholders List, there is no capital stock outstanding. As of the date of this Agreement, except for the Options set forth on the Stockholders List, there are no other options for, rights to acquire, agreements to issue, or securities convertible into, exercisable for the purchase of or exchangeable for shares of the Company’s capital stock. All the Options remaining outstanding as of the Closing shall terminate as described in Section 2.5 without payment or liability, other than as provided in Section 2.5, and upon the Closing, no Options or other Equity Securities (other than (x) the Shares and (y) any Equity Securities held by any of the Companies) shall be outstanding.
               (b) Schedule 3.5 is a true, complete and accurate list (the “Stockholders List”) that sets forth (x) the name of each holder of the Shares as of the date hereof, exactly as such holder’s name is set forth on the share certificate(s) and (y) each of the outstanding Options, including the owner, exercise price, vesting schedule and amount vested thereof and the shares of Series A Common Stock issuable thereunder. The Stockholders List also sets forth with respect to each such holder (i) the shares of Common Stock held by such Person (and the series thereof), and (ii) the share certificate numbers held by such holder and the number of Shares evidenced by each such share certificate. Other than to the extent set forth on the Stockholders List, no capital stock of the Company is issued and outstanding.
               (c) All the issued and outstanding shares of capital stock or Options of each of the Companies have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or rights of any third party. Other than the Options and the Stockholders Agreement, there is no contract, right or option outstanding to require any of the Companies to issue, redeem, purchase or otherwise reacquire any Equity Securities of any of the Companies, and there are no preemptive rights with respect to any Equity Security of any of the Companies.
               (d) Since the date of its incorporation, the Company has never had any assets, Liabilities or operations other than relating to the business or capital stock of SDC Technologies, Inc. or the other Subsidiaries.
          Section 3.6 Subsidiaries and Other Equity Investments. Schedule 3.6 sets forth the name, jurisdiction of organization and authorized and outstanding capital stock or other Equity Securities, as the case may be, of each of the Subsidiaries. Except as set forth in Schedule 3.6, all outstanding capital stock or other Equity Securities, as the case may be, of each of the Subsidiaries is owned by the Company or one of the other Companies. Except for the Subsidiaries, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other Equity Securities of any corporation or any other Person. Each Subsidiary is a corporation or other entity as set forth in Schedule 3.6 duly formed, validly existing and in good standing under the laws of its state of organization and has (a) all requisite corporate (or other applicable entity) powers required to carry on its business as now conducted and (b) all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its property and to carry on its business as now conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. The Company has heretofore made available to Buyer true and complete copies of the certificate of incorporation, bylaws or similar organizational documents of each Subsidiary.

          Section 3.7 Financial Statements.
               (a) Set forth on Schedule 3.7, Part (a) are the audited consolidated balance sheet of the Companies as of December 31, 2005, December 31, 2006 and December 31, 2007 and the related statements of operations and comprehensive income, statements of stockholders’ equity and statements of cash flows, including all notes thereto, for the fiscal year then ended, and the unaudited consolidated balance sheet, and the related statements of operations and comprehensive income, statements of stockholders’ equity and statements of cash flows of the Companies for the three (3) months ended March 31, 2008 (all such financial statements are hereafter collectively referred to as the “Financial Statements”).
               (b) The Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, except for the absence of footnotes), and (ii) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the financial position of the Companies, on a consolidated basis, as of the dates thereof and the results of operations and cash flows as at the respective dates thereof and for the periods then ended (except as otherwise noted therein and, in the case of any unaudited interim financial statements, except for the absence of footnotes and subject to normal year-end adjustments).
               (c) Except as set forth on Schedule 3.7, Part (c), none of the Companies has any Liability of a type that would be required under GAAP to be disclosed on a balance sheet or in the footnotes thereto, except for (i) Liabilities reflected or reserved against in the unaudited consolidated balance of the Company for the three (3) months ended March 31, 2008 (the “Interim Balance Sheet”), (ii) Liabilities incurred in the ordinary course of business of any of the Companies since the date of the Interim Balance Sheet, and (iii) Liabilities that have not had and would not, individually or in the aggregate, have a Material Adverse Effect.
               (d) The books of account and financial records of the Companies are true and correct in all material respects.
          Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, from the Balance Sheet Date until the date hereof, the Companies have conducted their business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, from the Balance Sheet Date until the date hereof, there has not been:
               (a) any Material Adverse Change;
               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other Equity Securities in any of the Companies (other than dividends, distributions or payments by any Subsidiary to any of the other Companies), any issuance by any of the Companies of shares of capital stock or other Equity Securities in, any of the Companies (other than issuances upon exercise of the Options or deemed exercise of any Option pursuant to Section 2.5 of this Agreement), or any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Companies of any outstanding shares of capital stock or other Equity Securities in, any of the Companies;
               (c) any creation, sufferance or assumption by any of the Companies of any Lien, other than Permitted Liens, on any material asset, other than in the ordinary course of business consistent with past practice;
               (d) any making of any loan, advance or capital contributions to or investment in any Person;
               (e) except as would not, individually or in the aggregate, have a Material Adverse Effect, any personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Companies, taken as a whole;
               (f) except in the ordinary course of business consistent with past practices or to the extent required by Applicable Laws, any material change in compensation, bonus or other benefits payable to directors, consultants, officers or employees of any of the Companies;
               (g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Companies, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any of the Companies;
               (h) any sale, transfer, lease to others or otherwise disposition of any of its material assets by any of the Companies except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;
               (i) (i) any waiver, amendment to or termination or cancellation of any Material Contract, (ii) any material adverse amendment to any material license or material permit from any Authority held by any of the Companies, (iii) to the Knowledge of the Company, any notice of termination of any of the items referenced in (i) and (ii); or (iv) a material default by any of the Companies under any Material Contract or any material license or material permit from any Authority held by any of the Companies;
               (j) (i) any commitment made, or any Contract entered into, by any of the Companies, involving payment obligations from any of the Companies in excess of $50,000 individually or $50,000 in the aggregate, or (ii) any relinquishment of any material rights thereunder by any of the Companies or material debt owed to any of the Companies, other than, in each such case, actions taken in the ordinary course of business consistent with past practice;
               (k) except for the Parker Property Expenditures, any capital expenditure by the Companies in excess in any fiscal month of an aggregate of $35,000 plus any portion of such amount not utilized in any prior months or entering into any lease of capital equipment or property under which the annual lease charges exceed $50,000 in the aggregate by the Companies;
               (l) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or the property of any of the Companies or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or the property of any of the Companies;
               (m) any loan of any monies to any Person, or guarantee of any obligations of any Person, by any of the Companies;
               (n) except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of any of the Companies or any revaluation of any assets of any of the Companies;
               (o) any material change in the methods or practices or in the manner in which any of the Companies keep their books and records, or any material change in any of the Companies’ current practices with regards to sales, receivables, payables or accrued expenses;
               (p) any employment Contract entered into between any of the Companies and any of its officers, or any material amendment to such Contract; or
               (q) any commitment or agreement to do any of the foregoing.
          Section 3.9 Properties.
               (a) The Companies have good and marketable title to, or in the case of leased property or property held under license, have a good and valid leasehold or license interests in, all of their personal property (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, subject to the disposition of such personal property after the Balance Sheet Date in the ordinary course of business consistent with past practices. No such property is subject to any Liens, except for the following (the “Permitted Liens”): (i) Liens for taxes or real property assessments not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Closing Balance Sheet), (ii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not delinquent, for which adequate accruals or reserves have been established on the Closing Balance Sheet and that, either individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect, (iv) real property Liens, including, without limitation, landlord Liens, Liens encumbering the fee interest of Leased Real Property and easements, and (v) Liens listed on Schedule 3.9, Part (a).
               (b) Schedule 3.9, Part (b) sets forth, as of the date hereof, a description of each item of Tangible Personal Property leased by any of the Companies, with respect to which the annual lease payments exceed $50,000. The Tangible Personal Properties of the Companies that are used in its business are in reasonable operating condition and repair, subject only to the ordinary wear and tear of the business.
               (c) Schedule 3.9, Part (c) contains a true, correct and complete list of the street address of each of the real property premises leased by any of the Companies (collectively the “Leased Real Properties” and each a “Leased Real Property”). Each of the Companies has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, other than Permitted Liens, and any other Liens that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Companies has delivered or made available to Buyer true, correct and complete copies of all leases, subleases, licenses or other agreements relating to the Companies’ use or occupancy of the Leased Real Property (collective, the “Real Property Leases” and each, a “Real Property Lease”). Except as set forth on Schedule 3.9, Part (c), none of the Companies has subleased or assigned any of its rights under any of the Real Property Leases to any Person and each of the Companies has the right to use the Leased Real Properties pursuant to the terms of the Real Property Leases. To the Knowledge of the Company, no parcel of Leased Real Property, nor any interest of any of the Companies under any of the Real Property Leases, is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. To the Knowledge of the Company, there are no contractual or legal restrictions including, without limitation, zoning and land use regulations, that preclude or restrict the ability to use or occupy any Leased Real Property by any of the Companies for the current or currently contemplated use or occupancy of such real property. To the Knowledge of the Company, there are no latent defects affecting the Leased Real Property that, individually or in the aggregate, have a Material Adverse Effect.
               (d) Schedule 3.9, Part (d) lists all real estate owned by any of the Companies (collectively the “Owned Real Properties”). Except as set forth on Schedule 3.9, Part (d), none of the Companies has leased or subleased any of its rights with respect to any of the Owned Real Properties to any Person.
          Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no Proceeding that has been brought by any Authority or any other Person pending against, as to which any of the Companies has received written service or other notice, or, to the Knowledge of the Company, threatened against or affecting, any of the Companies, any of their respective properties or the Shares before any court or arbitrator or any governmental body, agency, official or authority which would, individually or in the aggregate, have a Material Adverse Effect, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Subject Transactions. There are no existing and outstanding orders, judgments or decrees of any Authority naming any of the Companies as an affected party, nor, to the Knowledge of the Company, has any such order, judgment or decree been threatened.

          Section 3.11 Material Contracts.
               (a) Schedule 3.11 lists all Contracts (collectively, “Material Contracts”) to which any of the Companies is a party or by which any of the Companies is bound, and which are currently in effect and constitute the following:
                    (i) all contracts and agreements that provide for annual liabilities, obligations, payments or expenses by, or annual payments or income to, any of the Companies, or that require the payment or incurrence by any of the Companies of $250,000 or more (other than ordinary course purchase and sale orders);
                    (ii) all partnership, joint venture or limited liability company contract, arrangements or agreements to which any of the Companies is a party;
                    (iii) all license agreements with respect to material Intellectual Property Rights granted or held by any of the Companies with respect to any material Intellectual Property Rights, except for (A) licenses with respect to pre-packaged software applications, (B) employee invention assignment or similar agreements in form and substance which are not as a whole materially different from the form of employee invention assignment provided by Seller to Company, and (C) nonexclusive licenses granted in the ordinary course of business to customers of any of the Companies for use of products supplied directly or indirectly by any of the Companies in form which are not as a whole materially different from the form of customer agreement provided by Seller to Company;
                    (iv) all contracts or other documents that substantially limit the freedom of any of the Companies to compete in any line of business or with any Person or in any geographic area;
                    (v) all agreements or other documents of any of the Companies (including any guaranty) in respect of Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;
                    (vi) all contracts, agreements or other documents of any of the Companies in respect of property or assets (whether real or personal, tangible or intangible) in which any of the Companies holds a leasehold interest, except for any lease for equipment or office furniture which does not, individually, involve annual payments by the Companies in excess of $25,000 in any one case;
                    (vii) all forms of warranty agreements or product guarantees currently in effect with respect to products sold or services rendered by any of the Companies, of the Companies other than warranty agreements or product guarantees entered into, or granted, by the Companies in the ordinary course of business;
                    (viii) all leases providing for annual rentals of personal property of more than $50,000, except for any lease that is terminable by any of the Companies upon 120 days’ notice or less without the payment of any material penalty or material termination fee;

                    (ix) all agreements for the purchase of materials, supplies, goods, services, equipment or other assets that provide for aggregate payments by any of the Companies of $50,000 or more, annually, except for (i) any arrangement that is terminable by any of the Companies upon 120 days’ notice or less without the payment of any material penalty or material termination fee and (ii) any purchase orders for goods or services entered into in the ordinary course of business; and
                    (x) any employment contract or agreement with any current employee of any of the Companies that provides for annual salary and bonus payments to such employee by any of the Companies in excess of $150,000.
               (b) The Company has delivered or made available to Buyer copies of all Material Contracts. None of the Companies nor, to the Knowledge of the Company, any other party thereto, is in breach thereof or default under any Material Contract, or has given written notice of breach or default to any of the Companies, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Each Material Contract required to be disclosed pursuant to Section 3.11(a) is a valid and binding agreement of the Company or a Subsidiary, as applicable, enforceable in accordance with its terms against the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, the other contracting party, and is in full force and effect. None of the Companies has received any written notice of termination or intention to terminate from any other party to a Material Contract.
          Section 3.12 Insurance Coverage. The Company has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Companies, a list of which is set forth on Schedule 3.12. The Company’s management team has not determined that the policies are insufficient to insure any of the Companies against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All premiums payable under all such policies and bonds have been paid, when due or within applicable grace periods, and, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Companies are otherwise in full compliance with the terms and conditions of all such policies and bonds. None of the Companies has received any written notice of cancellation or non-renewal of, or since January 1, 2008, any material increase of premiums with respect to, any such insurance policies. To the Knowledge of the Company, (a) such policies are in full force and effect and (b) there are no material claims by any of the Companies under any of such policies as to which the insurance company is denying liability or defending under a reservation of rights or similar clause.
          Section 3.13 Compliance with Laws; No Defaults; Governmental Licenses.
               (a) To the Company’s Knowledge, except as set forth on Schedule 3.13, the Companies are not in material violation of any applicable provisions of any Applicable Laws. Schedule 3.13 lists all injunctions, orders, judgments and decrees to which any of the Companies is presently subject as a result of a violation of Applicable Laws. Except as set forth on Schedule 3.13, none of the Companies has received any outstanding or uncured written notice alleging any violation of any Applicable Law or directing any of the Companies to take any remedial action with respect to any such Applicable Law.
               (b) Except as set forth on Schedule 3.4 and Schedule 3.11, the Companies are not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any injunction, order, judgment, or decree of any Authority.
               (c) The Company has all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its property and to carry on its business as now conducted.
               (d) To the Knowledge of the Company, each of the Companies is in material compliance with all United States export control and economic sanctions Laws and regulations.
          Section 3.14 Brokers’ and Finders’ Fees. Except for the fees and expenses payable to B. Riley & Co in connection with the Purchase, which fees shall be paid in the manner described in Section 2.2(e), there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission or reimbursement of expenses from any of the Companies in connection with the Subject Transactions.
          Section 3.15 Intellectual Property.
               (a) Except as set forth on Schedule 3.15, Part (a), to the Company’s Knowledge, the Companies possess all Intellectual Property Rights necessary to conduct their business as they currently operate. Schedule 3.15, Part (a) includes a list of all patents, registered trademarks, registered service marks, Internet domain names, registered trade names and registered copyrights of the Companies, and any applications for any of the foregoing, issued or pending as of March 31, 2008, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which any of the Companies is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, except for nonexclusive licenses granted in the ordinary course of business (using forms of customer license agreements heretofore provided by the Company to Buyer) to customers of any of the Companies for use of products supplied directly or indirectly by any of the Companies.
               (b) Except as set forth on Schedule 3.15, Part (b), during the period from September 2, 2004 until the date of this Agreement, neither the Company nor any Subsidiary has been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a claim of infringement, misappropriation, misuse or dilution of any patent, trademark, service mark, copyright, trade secret or other Intellectual Property Rights of any other Person. Except as set forth on Schedule 3.15, Part (b), there has been no pending or, to the Knowledge of the Company, threatened claim by any Person made in writing during the period from September 2, 2004 until the date of this Agreement that the Company or any Subsidiary has infringed, misappropriated or diluted or is infringing, misappropriating or diluting any patent, trademark, service mark, copyright, trade secret or other Intellectual Property Rights of such other Person, nor, to the Company’s Knowledge, is any other Person infringing, misappropriating, or diluting any Intellectual Property Rights owned by or exclusively licensed to the Company or any Subsidiary. No Intellectual Property Right owned by the Company or any Subsidiary is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.
               (c) Except as set forth on Schedule 3.15, Part (c), the Company solely owns all of the Intellectual Property Rights set forth on Schedule 3.15, Part (a), free and clear of any claims, liens, interests or encumbrances of any third party other than Permitted Liens. During the period from September 2, 2004 until the date of this Agreement, neither the Company nor any Subsidiary has received any written notice, claim or threat challenging the Company’s sole and exclusive ownership of and rights in and to such Intellectual Property Rights. To the Company’s Knowledge, all of such Intellectual Property Rights are valid, subsisting and enforceable. The consummation of the transactions contemplated hereunder shall in no way terminate, modify or limit, or give rise to the right of any third party to terminate, modify or limit, any Intellectual Property Right owned by or licensed to the Company or any Subsidiary that is material to the conduct of the Company’s business as currently operated. The Company has taken steps that are reasonable as a whole to protect its trade secrets.
          Section 3.16 Employees.
               (a) Schedule 3.16, Part (a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Company or any Subsidiary of which the Company or any Subsidiary has been notified regarding its current employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.
               (b) Schedule 3.16, Part (b) sets forth a list as of the date hereof of all current employees of the Company and each of its Subsidiaries, along with the position and the annual rate of base compensation and date of hire of each such person.
               (c) No current employee of the Company or any of its Subsidiaries is subject to any collective bargaining agreement relating to their employment with the Company or its Subsidiaries, and, to the Company’s Knowledge, there is no union or other labor organization which, pursuant to applicable law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Subject Transactions.
               (d) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or that is seeking to compel it to bargain with any labor union or other labor organization, and there is not pending or, to the Sellers’ Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that individually or in the aggregate, would be reasonably expected to result in material liability to the Company. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to its employees , except for such instances of noncompliance as would not be material. Each employee of the Company and its Subsidiaries is, to the Company’s Knowledge, in material compliance with all applicable visa and work permit requirements.
          Section 3.17 Environmental Matters.
               (a) Except as set forth in Schedule 3.17, Part (a), to the Knowledge of the Company, the Companies and their properties are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Companies of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.17, Part (a), as of the date of this Agreement, since September 2, 2004, neither the Company nor any Subsidiary has received any written communication, whether from an Authority, citizens’ group, employee or otherwise, alleging that the Company or any Subsidiary is not in such compliance with Environmental Laws.
               (b) Except as set forth in Schedule 3.17, Part (b), there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect.
               (c) The Company has to its Knowledge delivered or made available to Buyer copies of all material environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to each of the Companies and any of their current or former properties or operations.
               (d) Except as set forth in Schedule 3.17, Part (d), (i) , there has been no disposal, release or threatened release of Hazardous Materials on, under, in, from or about any of the Companies’ property or otherwise related to the operations of any of the Companies in violation of any applicable Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to form the basis for any claim against any of the Companies under any Environmental Law with respect to any presently or previously owned or leased site or any off site location, except as would not, individually or in the aggregate, have a Material Adverse Effect.
               (e) None of the Companies has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action.

               (f) Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made in this Agreement by the Company and the Sellers with respect to matters arising under Environmental Laws.
          Section 3.18 Tax Matters. Except as set forth in Schedule 3.18:
               (a) all Tax returns, statements, reports and forms (including estimated tax returns and reports), to the extent required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary (each a “Return” and collectively, the “Returns”), have been filed when due in accordance with all Applicable Laws, and such Returns are true, correct and complete in all material respects;
               (b) the Companies have duly and timely paid in accordance with all Applicable Laws all Taxes due and payable with respect to any Pre-Closing Tax Period, and the Companies have properly accrued on their books and records any Tax with respect to any Pre-Closing Tax Period that is not due and payable;
               (c) the Companies have duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by them in any Pre-Closing Tax Period;
               (d) the charges, accruals and reserves for Taxes with respect to the Companies for any Pre-Closing Tax Period (excluding any provision for deferred income taxes) reflected on the books of the Companies are adequate to cover such Taxes;
               (e) neither the Company nor any Subsidiary has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;
               (f) neither the Company nor any Subsidiary is liable with respect to Taxes of any other Person nor is a party to any agreement providing for payments with respect to taxable income;
               (g) no Taxing Authority has asserted, in writing, an adjustment that would reasonably be expected to result in an additional Tax for which the Company or any Subsidiary is or may be liable or that would reasonably be expected to result in a Lien on any assets of the Company or any Subsidiary (collectively “Tax Liability”);
               (h) there is no pending hearing, arbitration, proceeding (public or private), audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and to the Knowledge of the Company, no Taxing Authority is contemplating such a Proceeding;
               (i) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company or any Subsidiary in connection with a Tax Liability, Tax Return or Proceeding relating to a Tax, and there is no outstanding closing agreement, ruling request, request to change a method of accounting, subpoena or request for information with or by any Taxing Authority with respect to the Company or any Subsidiary;

               (j) neither the Company nor any Subsidiary has entered into any “reportable transactions” as defined in Section 6111 of the Code;
               (k) no Seller is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code;
               (l) none of the Companies that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code;
               (m) neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code; and
               (n) neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company).
     Section 3.19 Employee Benefit Plans.
               (a) Schedule 3.19, Part (a) lists all stock option, stock purchase, bonus, incentive compensation, employment, consulting, severance, change in control, pension, profit sharing, retirement, retiree medical, deferred compensation, medical, dental, disability, life insurance or accident insurance plans, policies, agreements or arrangements, and all other employee benefit plans, including, without limitation, “employee benefit plans” as such term is defined under Section 3(3) of ERISA, sponsored, maintained, contributed to, or required to be contributed to by any of the Companies or with respect to which any of the Companies would reasonably be expected to have any liability (the “Company Plans”). With respect to each Company Plan (as applicable), the Sellers have made available to Buyer complete and accurate copies of: (i) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination or opinion letter from the Internal Revenue Service (“IRS”) for any Company Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of each Company Plan if it is not in writing; and (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements.
               (b) Except as set forth in Schedule 3.19, Part (b), (i) each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Company’s Knowledge, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan; (ii) each Company Plan has been operated and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and all other Applicable Law and (iii) neither the Company nor, to the knowledge of the Sellers, any other fiduciary or party in interest of any Company Plan has participated in, engaged in or been a party to any non-exempt transaction with respect to any Company Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and that would subject any of the Companies to a material liability.
               (c) Neither the Company nor any of its ERISA Affiliates: (i) sponsors, maintains, contributes to or is required to contribute to a Company Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) has ever been obligated to contribute to, or ever incurred any liability (contingent or otherwise) with respect to, an employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company, nor any of its ERISA Affiliates sponsor, maintain, contribute to or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements that provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any of its ERISA Affiliates, except as may be required under part 6 of Subtitle B of Title I of ERISA.
               (d) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan for any period up to the Closing Date have been timely made or paid in full.
               (e) Except as set forth in Schedule 3.19, Part (e), no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Company Plan or other agreement or arrangement will be caused by the execution of this Agreement or by the consummation of the Subject Transactions (either alone or in combination with any other event). There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Affiliates that, individually or collectively, in connection with the Subject Transactions (either alone or in combination with any other event) will give rise to the payment to any person of a “parachute payment” within the meaning of Section 280G of the Code. None of the Company Plans contains any provision requiring a gross-up pursuant to Section 4999 of the Code or similar tax provisions.
               (f) Each of the Company Plans that is a nonqualified deferred compensation plan (as defined under Code Section 409A) has, since January 1, 2005, been operated in reasonable good faith compliance with Section 409A of the Code.
          Section 3.20 Customers and Suppliers.
               (a) Schedule 3.20, Part (a) sets forth (i) the top ten (10) customers, clients, purchasers and licensees of each of the Companies (taken as a whole), as measured by the revenue with respect to such customer, client, purchaser or licensee reflected on the Company’s audited consolidated statement of operations for the fiscal year ended December 31, 2007 (each, a “Major Customer”), (ii) the amount of revenue attributable to each such Major Customer during such period and (iii) the percentage of the consolidated total revenue of the Companies represented by the revenues attributable to each such Major Customer during such period. Except as set forth on Schedule 3.20, Part (a), as of the date hereof, (i) to the Knowledge of the Company, no Major Customer has cancelled or terminated its relationship with the

Companies (taken as a whole), and (ii) no Major Customer has advised any of the Companies in writing or has advised William A. Gregg, Mark S. Sollberger or Frank K. Bassoff orally or in writing of its intention to (A) cancel or terminate its relationship with the Companies (taken as a whole) or (B) cease or substantially reduce its purchases of products or services from the Companies (taken as a whole).
               (b) Schedule 3.20, Part (b) sets forth a true and complete list of the top ten (10) suppliers and licensors of each of the Companies from which any of the Companies (taken as a whole) ordered, purchased or licensed products, goods or services, as measured by the amounts paid or accrued with respect to such orders, purchases or licenses of products, goods or services from such supplier or licensor and reflected on the Company’s audited consolidated statement of operations for the fiscal year ended December 31, 2007 (each, a “Major Supplier”). Except as set forth on Schedule 3.20, Part (b), as of the date hereof, (i) to the Knowledge of the Company, no Major Supplier has cancelled or terminated its relationship with the Companies (taken as a whole), and (ii) no Major Supplier has advised any of the Companies in writing of its intention to (A) cancel or terminate its relationship with the Companies (taken as a whole), (B) not sell products, goods or services to any of the Companies or (C) materially increase the prices of any products, goods or services provided to any of the Companies, in each case following the Closing.
          Section 3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 lists (a) the names of each bank at which the Company currently has or controls an account, safe deposit box or lock box, (b) the names of all persons authorized to draw on or have access to such accounts, safe deposit boxes and lock boxes and (c) all outstanding powers of attorney or similar authorizations granted by any of the Companies, copies of which have been furnished to Buyer.
          Section 3.22 No Other Representations or Warranties; Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III OR IN ARTICLE IV OF THIS AGREEMENT, NEITHER THE COMPANY NOR ANY SELLER MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY AND SELLERS HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, neither the Company nor any Seller makes, has made or shall be deemed to make or have made any representation or warranty to Buyer with respect to (a) any estimates, projections, forecasts, plans, budgets or similar materials or information relating to the future operating and financial performance of the Company (including, without limitation, future revenues, expenses, expenditures or results of operations) heretofore or hereafter delivered or made available to Buyer or any of its agents or representatives, or (b) except as expressly covered by a representation and warranty contained in this Article III or in Article IV of this Agreement, any other information or documents (financial or otherwise) delivered or made available to Buyer or any of its agents or representatives with respect to the Company. In furtherance of the foregoing, Buyer acknowledges and agrees that (x) no representation or warranty is being made with respect to the future operating or financial performance of the Company and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and similar materials or information that may have been delivered or made available to it or any of its agents or representatives, and that Buyer will not assert any claims against the Company or its stockholders, affiliates, officers, directors, employees, agents or representatives with respect thereto. Furthermore, Buyer acknowledges and agrees that (aa) none of the Stockholders Representative nor any advisors to the Company has made or shall be deemed to have made any express or implied representation or warranty regarding the Company or any Subsidiary and (bb) Buyer is not relying on any statements, written or oral, from any other party to this Agreement or such party’s advisors.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER
          Subject to the Disclosure Schedules, each of the following representations and warranties is made by each Seller as to himself, herself or itself only (and not with respect to any other Seller) as of the date hereof and as of the Closing Date:
          Section 4.1 Ownership. Such Seller has good and marketable title to the Shares set forth opposite such Seller’s name on Schedule 3.5, and is the sole owner of record and beneficial owner of such Shares. Such Shares are free and clear of any Liens, other than Liens or rights created by or under this Agreement or the Stockholders Agreement and restrictions under federal or state securities laws. Such Seller has the full and unrestricted right (subject to applicable state and federal securities laws), power and authority to sell and transfer such Shares to Buyer. Upon delivery of such Shares to Buyer and payment by Buyer to such Seller of the consideration therefor, Buyer will acquire good and marketable title to such Shares, free and clear of all Liens (other than any restrictions under applicable federal or state securities laws).
          Section 4.2 Organization and Existence. To the extent applicable, such Seller is a duly formed and validly existing entity under the laws of its state of formation.
          Section 4.3 Authority. Such Seller has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and, to the extent such Seller is a corporation or other entity, the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other entity action on the part of such Seller. This Agreement has been, and the other Transaction Documents to which such Seller is a party will be as of the Closing, duly and validly executed and delivered by such Seller and this Agreement constitutes, and the other Transaction Documents to which Seller is a party will constitute as of the Closing, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).
          Section 4.4 Seller Interests. Except for this Agreement, the Transaction Documents, the Management Agreement, the Stockholders Agreement, the Credit Agreement

(and any agreements, documents or instruments entered into in connection with, or relating to, the Credit Agreement), there are no Contracts by and between any of the Companies, on the one hand, and any Seller, on the other hand.
          Section 4.5 Brokers’ and Finders’ Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of such Seller who is entitled to any fee or commission or reimbursement of expenses from such Seller (or any of the Companies) in connection with the Subject Transactions.
          Section 4.6 Records of the Companies. Such Seller does not hold or maintain for the benefit of the Company any agreements, documents, books, information, data or other records or files (whether or not stored on computer disks or tapes or any other electronic storage medium) affecting in any way or binding on any of the Companies which are not also held by any of the Companies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
          Subject to the disclosure schedules attached hereto, Buyer hereby makes the following representations and warranties to Sellers as of the date hereof and as of the Closing Date:
          Section 5.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers, governmental licenses, authorizations, consents and approvals required to own, lease and operate its property and to carry on its business as now conducted.
          Section 5.2 Authority to Execute and Perform Under Agreement. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be as of the Closing, duly and validly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).
          Section 5.3 Governmental Authorization; Consents. None of the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party requires any action by or in respect of, or filing with, any Authority, except for compliance with the HSR Act, the German Act, and the Chinese Rules. No consent, approval, waiver or other action by any Person under any material license, permit or other similar authorization held by Buyer is required or necessary for, or as a result of, the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby.
          Section 5.4 Non-Contravention. None of the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party (i) violates any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Buyer, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to Buyer; (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any material contract or any material license, permit or other similar authorization held by Buyer, or (iv) result in the creation or imposition of any material Lien on any asset of Buyer, except, in case of clauses (iii) and (iv) above only, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Buyer or Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
          Section 5.5 Brokers’ and Finders’ Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission or reimbursement of expenses from any of the Companies in connection with the Subject Transactions .
          Section 5.6 Financing. Buyer has sufficient unrestricted cash on hand and available credit to pay the Aggregate Purchase Price under this Agreement and to pay all of Buyer’s fees, costs and expenses relating to this Agreement and the transactions contemplated hereby. Buyer has no reason to believe that such available cash shall not be available or that its available credit shall not be funded in order to pay the Aggregate Purchase Price in full, and Buyer has not made any misrepresentation in connection with utilizing its available credit.
          Section 5.7 Investment Intent; Restricted Securities; Accredited Investor. Buyer is acquiring the Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer understands and acknowledges that (a) none of the Shares has been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Shares is traded or tradable on any securities exchange or other public trading market or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and registration or qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will restrain from transferring or otherwise disposing of any of the Shares acquired hereunder or any interest therein in any manner that may cause Sellers to be in violation of the Securities Act or any applicable state securities laws. Buyer has such knowledge and experience in financial and business matters so that Buyer is capable of evaluating the merits and risks of Buyer’s investment in the Company. Buyer (a) has the capacity to protect Buyer’s own interests in connection with the Subject Transactions , and (b) is able to bear the risk of investment in the Company. Buyer is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          Section 5.8 Solvency. As of the Closing, and after giving effect to all of the Subject Transactions , Buyer will be Solvent. For purposes of this Section 5.8, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
ARTICLE VI
COVENANTS
          Section 6.1 Conduct of the Company. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, except as otherwise contemplated by this Agreement or any of the other Transaction Documents, the Company agrees (i) to conduct, and to cause each of the Subsidiaries to conduct its, business in the ordinary course of business consistent with past practice, and (ii) to use its commercially reasonable efforts to (A) preserve intact each of the Companies, respective business organization, and preserve intact the assets of each of the Companies in the ordinary course of business consistent with past practices, (B) keep available the services of the current officers and employees of each of the Companies and (C) preserve the current relationships of each of the Companies with customers and suppliers with which each of the Companies has significant business relationships. Without limiting the generality of the foregoing, from the date hereof until the earlier of the termination of this Agreement or the Closing Date, and except as disclosed in Schedule 6.1 or as otherwise expressly contemplated by this Agreement or any of the other Transaction Documents, none of the Companies will or will propose to, without the prior written consent of Buyer:
               (a) adopt any change in the Certificate of Incorporation or Bylaws or comparable organizational documents of any Subsidiary;

               (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person (except for acquisitions of raw materials in the ordinary course of business consistent with past practices);
               (c) enter into any agreement requiring the maintenance of a specified net worth or make any loans, advances or capital contributions to, investments in, or guaranty of any obligations of, any other Person;
               (d) other than in the ordinary course consistent with past practice, enter into or modify any employment, severance, termination or similar agreement or arrangement with, or grant any bonuses to, or otherwise change the compensation, bonus or other benefits of any director, consultant, officer or employee of any of the Companies; provided, however, that, on or before the second Business Day prior to the Closing Date, the Companies shall be permitted to pay their respective employees bonuses that have accrued prior to such date up to a maximum of $700,000, which bonuses were earned under the Company’s 2008 Bonus Program described in Schedule 3.19, Part (a) hereto;
               (e) amend any of the Amended and Restated Employment Agreements entered into between SDC Technologies, Inc. and each of Frank Bassoff, William Gregg and Mark Sollberger;
               (f) enter into or materially amend any employment Contract with any other officer of any of the Companies;
               (g) except in the ordinary course of business consistent with past practices, enter into any contract, agreement or arrangement that would be a Material Contract if entered in prior to the date hereof,;
               (h) (i) waive, amend, terminate, modify or cancel any Material Contract, enter into, modify, amend, cancel or terminate any Real Property Lease (other than (A) through the exercise of any rights of renewal under any Real Property Lease or (B) permitting any one of the Designated Leases to expire in accordance with the terms of such lease), or (ii) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire (other than with respect to any one of the Designated Leases);
               (i) (i) amend any material license or material permit from any Authority held by any of the Companies or (ii) materially breach any Material Contract or materially violate the terms of any material license or material permit from any Authority held by any of the Companies;
               (j) institute or settle any claim, litigation, or action, proceeding or investigation whether now pending or hereafter made or brought, unless such settlement would not be material to the Company and the Subsidiaries, taken as a whole;
               (k) pay any of its outstanding Indebtedness or other liabilities before the same becomes due in accordance with its terms, other than in the ordinary course of business, or repay any of the Specified Third Party Indebtedness, other than interest or lease payments in the ordinary course of business;

               (l) (A) declare, set aside, make or pay any dividend or any distribution (in cash or in kind) or make any other payment on or with respect to any capital stock or other Equity Securities, except for dividends, distributions or payments by any Subsidiary to any of the other Companies, (B) reclassify, combine, split, subdivide, effect any redemption, purchase or other acquisition, directly or indirectly, of any capital stock or other Equity Securities of the Companies or make any other change with respect to the capital structure of any of the Companies (other than repurchases of stock from departing employees or repurchases pursuant to the Stockholders Agreement or any existing Company Plans), (C) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any of the Companies, or (D) issue or sell any Equity Securities (other than in connection with the deemed exercise of any Option pursuant to Section 2.5 or the exercise of any Option);
               (m) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, or allow any creation, sufferance or assumption by any of the Companies of any Lien, other than Permitted Liens on any material amount of its assets, in each case, other than in the ordinary course of its business consistent with its past practices;
               (n) create, incur, assume, or guarantee any additional indebtedness for borrowed money or issue any additional debt securities, except in the ordinary course of its business or borrowings permitted under any of the Companies’ existing lines of credit, which additional indebtedness or debt shall not in the aggregate exceed $1,000,000 in the aggregate;
               (o) except for the Parker Property Expenditures, authorize, or make any commitment with respect to, or pay for any new capital expenditures that are in excess in any fiscal month of an aggregate of $35,000 plus any portion of such amount not utilized in any prior months or that are, in the aggregate, in excess of $100,000 for the Companies taken as a whole, or (ii) enter into any lease of capital equipment or property under which the annual lease charges exceed $50,000 in the aggregate by the Companies;
               (p) (i) make any commitment or enter into any Contract involving payment obligations from any of the Companies in excess of $50,000 individually or $50,000 in the aggregate, or (ii) relinquish any material debt owed to any of the Companies or any material rights thereunder, other than, in each such case, actions taken in the ordinary course of business consistent with past practice;
               (q) make any change in any method of accounting or accounting practice or policy (including, without limitation, any change in depreciation or amortization policies or rates) or revalue any of the assets of any of the Companies, except as required by GAAP or by Applicable Law;
               (r) make any material change in the methods or practices by which or in the manner in which any of the Companies keep their books and records, or make any material change in any of the Companies’ current practices with regards to sales, receivables, payables or accrued expenses; or

               (s) agree or commit to do any of the foregoing.
          Section 6.2 Access to Information. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Company will, and the Company will cause each of the Subsidiaries to, afford Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other authorized representatives (collectively, “Representatives”), upon reasonable prior notice, reasonable access, during reasonable times, to the properties, offices, plants and other facilities, books and records of each of the Companies and shall furnish Buyer with such financial, operating and other data and information relating to the Companies as Buyer may reasonably request.
          Section 6.3 No Solicitation of Transactions.
               (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Company or any of the Sellers shall (and the Company and each Seller shall cause their respective Affiliates or Representatives not to):
                    (i) solicit, initiate, encourage or accept any other proposals or offers from any Person (other than Buyer or any of its Affiliates or Representatives) (A) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock of any of the Companies (other than through the exercise of outstanding Options) or any substantial portion of the assets of any of the Companies (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination relating to any of the Companies or (C) to enter into a recapitalization or reorganization involving or otherwise relating to any of the Companies; or
                    (ii) participate in any negotiations, discussions, conversations or other communications (other than to indicate to a Person who has contacted such Seller or such Company that such Seller or such Company will not engage in such discussions, conversations or communications) regarding, or furnish to any other Person (other than Buyer or any of its Affiliates or Representatives) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person (other than Buyer or any of its Affiliates or Representatives) to seek to do any of the foregoing.
               (b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and each Seller immediately shall, and shall cause each of their respective Affiliates and Representatives to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons (other than Buyer or any of its Affiliates or Representatives) conducted heretofore with respect to any of the matters described in Section 6.3(a)(i).
               (c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and each Seller shall notify Buyer promptly, but in any event within 48 hours, in writing, if any such proposal or offer or any inquiry or other contact with any Person with respect to any transaction described in Section 6.3(a)(i), is made and shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of such proposal or offer, inquiry or other contact. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Company nor any of the Sellers shall (and the Company and each Seller shall cause their respective Affiliates or Representatives not to) release any Person from, or waive any provision of, any confidentiality agreement with respect to any of the Companies’ information or standstill agreement with respect to any of the Companies’ securities to which any of the Companies or any of the Sellers is a party, without the prior written consent of Buyer.
          Section 6.4 Breach Notice. From the date of this Agreement until the earlier of the Closing or termination of this Agreement, if any Seller or the Company breaches this Agreement in one or more respects, the Stockholders Representative shall promptly (and in no event more than two Business Days) each time after any Seller, the Company or the Stockholders Representative becomes aware of the occurrence of such breach or breaches, deliver to Buyer a written notice (a “Breach Notice”) setting forth (a) a reasonably detailed description of the nature and cause of the breach or breaches of each Seller and each of the Companies that have occurred to date, (b) the Section or Sections of this Agreement and any Transaction Document that have been breached and (c) a determination by the Stockholders Representative of whether the breach or breaches described in the Breach Notice, individually or in the aggregate with all breaches set forth in such or any other Breach Notice, constitute a Material Adverse Effect. A Breach Notice setting forth a determination by the Stockholders Representative that the breach or breaches described in the Breach Notice, individually or in the aggregate with all breaches set forth in such or any other Breach Notice constitute a Material Adverse Effect shall be referred to herein as an “MAE Breach Notice”. Buyer shall notify the Stockholders Representative within ten (10) Business Days of its receipt of the most recent MAE Breach Notice delivered pursuant to this Section 6.4 (but no later than the day immediately prior to the Closing Date) of Buyer’s decision to terminate this Agreement pursuant to Section 8.1(g) or to continue under this Agreement notwithstanding such most recently delivered MAE Breach Notice, which decision shall be irrevocable. No Breach Notice shall be deemed to cure any breach hereunder or under any Transaction Document or to have any effect for determining the satisfaction of the conditions set forth in Section 7.2, the compliance by the Company with any covenant set forth herein or the indemnification provided for in Article IX; provided, however, that from and after the Closing, the Buyer Indemnities shall have no rights to indemnification provided for in Article IX for any Material Adverse Effect described in an MAE Breach Notice.
          Section 6.5 Commercially Reasonable Efforts.
               (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things permitted or required under Applicable Laws to consummate the Subject Transactions, including using its commercially reasonable efforts to (i) from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, obtain from Authorities and, subject to Section 6.8, all other Persons’ all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Subject Transactions and (ii) from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions or makes illegal or otherwise restricts or prohibits the consummation of the Subject Transactions. In furtherance and not in limitation of the foregoing, each Seller shall, and shall cause each of the Companies and their respective Representatives to, permit Buyer reasonably to participate at Buyer’s cost and expense in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and no Seller shall (and each Seller shall cause each of the Companies not to) settle or compromise any such claim, suit or cause of action without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, Buyer shall not be required to take or agree to undertake any action requested by an Authority, including entering into any consent decree, hold separate order or other arrangement (that occurs prior to the Closing), that would (A) require the divestiture of any assets of Buyer (other than the payments required by Article II to be made by Buyer), any of the Companies or any of their respective Affiliates, (B) limit Buyer’s freedom of action after the Closing with respect to, or its ability to consolidate and control, any of the Companies or any of their assets or businesses or any of Buyer’s or its Affiliates’ other assets or businesses or (C) other than restrictions or limitations under applicable securities laws, limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.
               (b) The Company, Sellers and Buyer each agree, and Buyer agrees to cause the Company, after the Closing, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Subject Transactions.
          Section 6.6 Certain Filings. The Company, Sellers and Buyer shall cooperate with each other in good faith (i) in determining whether any action by or in respect of, or filing with, any Authority is required in connection with the consummation of the Subject Transactions and (ii) in taking such actions or making any filings or furnishing information required in connection therewith, including, but not limited to, the filings contemplated by Sections 3.3 and 5.3. The parties shall, as soon as practicable, but in no event later than four (4) Business Days after the date of this Agreement, file Notification and Report Forms under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”), (ii) the German Act against Restrictions of Competition of 1957, restated as of July 15, 2005 and as amended from time to time (the “German Act”), and (iii) the Chinese Rules on Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors, effective as of 8 September 2006 (the “Chinese Rules”). The parties shall (i) seek early termination of any applicable waiting period under the HSR Act, the German Act and the Chinese Rules, and (ii) use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the applicable Authority for additional information or documentation. The filing fees associated with the filing under the HSR Act described in this Section 6.6 (“HSR Fees”) and the filing fees associated with the filing under the German Act (“German Fees”) shall be paid 50% by the Company and 50% by Buyer. Each of the Companies and the Sellers (the “Seller Parties”), on the one hand, and Buyer, on the other hand, shall promptly notify the other of any communication it or any of its Representatives or Affiliates receives from any Authority relating to the Subject Transactions and permit the Seller Parties or Buyer, as applicable, to review in advance any proposed communication by the Seller Parties or Buyer, as applicable to any Authority relating to the Subject Transactions. No party to this Agreement shall agree to participate in any meeting with any Authority in respect of any filings, investigation or other inquiry relating to the Subject Transactions unless it consults with the Stockholders Representative, in the case of Buyer, or Buyer, in the case of any of the Seller Parties, in advance and, to the extent permitted by such Authority, gives the Stockholders Representative, in the case of Buyer, and Buyer, in the case of any Seller Party, the opportunity to attend and participate at such meeting. The Seller Parties will provide Buyer, and Buyer will provide the Stockholders Representative with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
          Section 6.7 Publicity. The parties shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements or communications with respect to the Subject Transactions and shall not issue such press release or make any such public statements prior to such consultation, except as may be required by Applicable Law or any national securities exchange (provided that such coordination and consultation shall not be deemed to constitute a consent right).
          Section 6.8 Consents. For a period of 180 days following the Closing, Sellers shall use commercially reasonable efforts at the Company’s cost and expense to assist the Company and Buyer to obtain any consents or approvals listed on Schedule 3.3 that were not obtained prior to the Closing.
          Section 6.9 Notification of Certain Matters. From the date hereof until the earlier of the Closing or the termination of this Agreement, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.
          Section 6.10 Confidentiality. Each of the parties shall hold, and shall cause its Affiliates and the Representatives of such party and its Affiliates to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement and the Buyer Confidentiality Agreement, each of which shall continue in full force and effect in accordance with its terms.
ARTICLE VII
CONDITIONS TO CLOSING
          Section 7.1 Conditions to Obligations of Each Party. The respective obligations of Buyer, the Company and Sellers to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

               (a) There shall be no Applicable Law or regulation enacted, adopted, promulgated or enforced, or any ruling, judgment, injunction, order or decree of any Authority having competent jurisdiction in effect that enjoins, restrains, makes illegal or otherwise prohibits consummation of the Subject Transactions.
               (b) The applicable waiting periods (and any extensions thereof), if any, under the HSR Act, the German Act, and the Chinese Rules relating to the Subject Transactions shall have expired or the parties shall have received notice of early termination thereunder (respectively the “HSR Approval”, the “German Approval” and the “Chinese Approval”). All other material consents of, or registrations, declarations or filings with, any Authority legally required for the consummation of the Subject Transactions shall have been obtained or filed and all waiting periods (and any extensions thereof) under all Applicable Laws shall have expired.
          Section 7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following further conditions, any of which may be waived in writing by Buyer in its sole discretion:
               (a) (i) the representations and warranties of each Seller and the Company contained in this Agreement shall be true and correct both when made and as of the Closing Date (provided that if the representation or warranty expressly speaks as of a specified date, then such representation or warranty need only be true and correct as of such specified date), except where the failure of such representation or warranty to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or “Material Adverse Change” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect; (ii) each Seller and the Company shall have performed, or complied with, in all material respects, all obligations and covenants under this Agreement required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where the failure to perform or comply with such obligations or covenants was not intentional and such failure would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) Buyer shall have received a certificate signed by the Stockholder Representative (on behalf of each Seller) and the Company to the effect set forth in Section 7.2(a)(i) and (ii), in each case signed by a duly authorized officer thereof.
               (b) since the date of this Agreement, there shall not have occurred a Material Adverse Change;
               (c) in the event an MAE Breach Notice has been delivered by the Stockholders Representative to Buyer, ten (10) Business Days shall have passed since the delivery of the MAE Breach Notice most recently delivered to Buyer;
               (d) the Company shall have obtained the consents listed on Schedule 7.2(d);

               (e) Buyer shall have received an executed agreement among the parties to the Stockholders Agreement and the Registration Rights Agreement that the Stockholders Agreement and the Registration Rights Agreement shall be terminated and shall each be of no further force or effect, effective upon the Closing, in the form attached hereto as Exhibit F;
               (f) Buyer shall have received an executed agreement among the parties to the Management Agreement that the Management Agreement shall be terminated and shall be of no further force or effect, effective upon the Closing, in the form attached hereto as Exhibit G;
               (g) Buyer shall have received letters of resignation from Elias Sabo, Patrick Maciariello, I. Joseph Massoud and James Bottiglieri in their capacities as officers and/or directors of each of the Companies, which shall be effective as of the Closing (other than SDC Technologies Chemical Consulting (Shanghai) Co., Ltd.);
               (h) Buyer shall have received executed payoff letters with respect to the Closing Date Indebtedness, which payoff letters shall contain an agreement from the applicable lender or holder of Closing Date Indebtedness to release its liens upon the Company’s assets upon such lender’s or holder’s receipt of the applicable payoff amount;
               (i) each Seller and Compass Group Management LLC shall have delivered to Buyer a release in the form attached hereto as Exhibit H;
               (j) Buyer shall have received (A) certificates representing all of the Shares (except with respect to exercised Options for which no certificates shall be issued) together with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer and (B) counterpart signature pages to each of the Transaction Documents to which each Seller is a party executed by such Seller;
               (k) William A. Gregg, Mark S. Sollberger and Frank K. Bassoff shall have executed and delivered to Buyer the Non-Competition Agreements;
               (l) Compass Group Diversified Holdings LLC shall have delivered to Buyer the Non-Solicitation Agreement;
               (m) each Seller and Compass Group Management LLC shall have executed and delivered to the Company and Buyer a Seller Confidentiality Agreement.
          Section 7.3 Conditions to Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following further conditions, any of which may be waived in writing by the Stockholders Representative in its sole discretion:
               (a) (i) the representations and warranties of Buyer contained in this Agreement and in any certificated delivered by Buyer pursuant to this Agreement shall be true and correct both when made and as of the Closing Date (provided that if the representation or warranty expressly speaks as of a specified date, then such representation or warranty need only be true and correct as of such specified date), except where the failure of such representation or warranty to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or “Material Adverse Change” set forth therein) would not, individually or in the aggregate, impair the ability of Buyer to consummate, or prevent or delay, any of the transactions contemplated by this Agreement; (ii) Buyer shall have performed, or complied with, in all material respects, all obligations and covenants under this Agreement required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and (iii) the Company shall have received a certificate signed by Buyer to the effect set forth in Section 7.3(a)(i) and (ii); and
               (b) Sellers shall have received counterpart signature pages to each of the Transaction Documents to which Buyer is a party executed by Buyer.
ARTICLE VIII
TERMINATION
          Section 8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by mutual written agreement of the Stockholders Representative and Buyer;
               (b) by the Stockholders Representative, if the Closing shall not have been consummated on or before August 5, 2008 (“Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available if the Company’s or any Seller’s failure to perform any obligation under this Agreement, or breach of any provision of this Agreement, is the cause of such failure of the Closing to occur on or before the Termination Date; provided, further, that if the failure to consummate the Subject Transactions by such date is due solely to a delay in the condition set forth in the first sentence of Section 7.1(b) being satisfied, the “Termination Date” shall be the earlier of (1) September 19, 2008 and (2) three (3) Business Days after such condition is satisfied.
               (c) by Buyer, if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if Buyer’s failure to perform any obligation under this Agreement, or breach of any provision of this Agreement, is the cause of such failure of the Closing to occur on or before the Termination Date;
               (d) by either the Stockholders Representative or Buyer, either of whom may act, if any Authority shall have issued a judgment, injunction order, decree or ruling or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Subject Transactions substantially on the terms contemplated by this Agreement, and such judgment, injunction, order, decree, ruling or other action has become final and non-appealable, and, prior to any termination pursuant to this Section 8.1(d), Buyer, if Buyer is terminating pursuant to this Section 8.1(d), and each Seller and each of the Companies, if the Stockholders Representative is terminating pursuant to this Section 8.1(d), shall have used commercially reasonable efforts in accordance with Section 6.5 to have vacated such judgment, injunction, order, decree, ruling or other action; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Stockholders Representative if the Company’s or any Seller’s breach of any provision of this Agreement causes or results in such judgment, injunction order, decree, ruling or other action or the failure of such judgment, injunction, order, decree or ruling or other action to be vacated; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Buyer if Buyer’s breach of any provision of this Agreement causes or results in such judgment, injunction order, decree, ruling or other action or the failure of such judgment, injunction order, decree, ruling or other action to be vacated;
               (e) by the Stockholders Representative, provided none of the Sellers or the Company is then in breach of any of its respective obligations hereunder, if either (i) Buyer fails to perform any covenant contained in this Agreement when performance thereof is due and does not cure the failure within twenty (20) days after the Company delivers written notice thereof, or (ii) any condition in Section 7.1 or Section 7.3 has not been satisfied and is not capable of being satisfied prior to the Termination Date;
               (f) by Buyer, provided that Buyer is not then in breach of any of its obligations hereunder, if either (i) any Seller or any of the Companies fails to perform any covenant contained in this Agreement when performance thereof is due and does not cure the failure within twenty (20) days after Buyer delivers written notice to the Stockholders Representative thereof, or (ii) any condition in Section 7.1 or Section 7.2 has not been satisfied and is not capable of being satisfied prior to the Termination Date; or
               (g) by Buyer, if the Stockholders Representative shall have delivered to Buyer an MAE Breach Notice and Buyer notifies the Stockholders Representative in writing of the termination of this Agreement within ten (10) Business Days after the most recently delivered MAE Breach Notice.
The party desiring to terminate this Agreement pursuant to this Article VIII (other than Section 8.1(a)) shall give written notice of such termination to the other party (or, in the case of notice to Sellers, to the Stockholders Representative).
          Section 8.2 Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, this Agreement shall forthwith become void and such termination shall be without liability of any party to this Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except to the extent that such termination results from the willful breach by a party hereto of any representation or warranty contained in this Agreement, or from the willful and material breach by a party hereto of any covenant contained in this Agreement. Notwithstanding the foregoing, the provisions of Article XII, Section 6.10 and this Section 8.2 shall survive any termination of this Agreement pursuant to Section 8.1. In accordance with the terms of the Share Escrow Agreement, in the event this Agreement is terminated in accordance with Section 8.1, the certificates evidencing all of the shares of Common Stock deposited with the Stockholders Representative pursuant to the Share Escrow Agreement will be released by the Stockholders Representative to the Seller owning such shares.

ARTICLE IX
INDEMNIFICATION
          Section 9.1 Agreement to Indemnify.
               (a) Subject to the limitations set forth in this Article IX, after the Closing:
                    (i) each Seller, severally and not jointly, on a Pro Rata basis, shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses which are incurred or suffered by a Buyer Indemnitee and which arise out of or result from any breach of any representation, warranty, covenant or agreement of any Seller, or any representation, warranty, or pre-Closing covenant or agreement of the Company, contained in this Agreement (other than Article IV), or any certificate delivered by the Stockholders Representative on behalf of the Sellers or delivered by the Company pursuant hereto (other than to the extent it relates to Article IV), provided a Buyer Indemnitee’s claim therefor is instituted by written notice to the Stockholders Representative prior to the Release Date;
                    (ii) each Seller shall severally (and not jointly) indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses which are incurred or suffered by any Buyer Indemnitee and which arise out of or result from any breach of any representation or warranty of such Seller contained in Article IV of this Agreement or any certificate delivered by the Stockholders Representative (on behalf of the Sellers) or the Company pursuant hereto (to the extent it relates to Article IV);
                    (iii) each Seller, severally and not jointly, on a Pro Rata basis, shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses which are incurred or suffered by a Buyer Indemnitee and which arise out of or result from (A) the Delphi Liability, (B) any Indebtedness of any of the Companies (other than Indebtedness owed by one of the Companies to any one of the other Companies) outstanding as of immediately prior to the Closing that is not included on the Payment Notice, and (C) any Transaction Expenses that are not (1) included on the Payment Notice or paid prior to the Closing.
                    (iv) each Seller, severally and not jointly, on a Pro Rata basis, shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses which are incurred or suffered by a Buyer Indemnitee and which arise out of result from the pending environmental site cleanup for fluorine contamination at 136 Anegasaki-Kaigan, Ichihara, Chiba, 299-0107, Japan (the “Anegasaki Cleanup”); provided, however, that the Buyer Indemnitees shall not be indemnified pursuant to this Section 9.1(a)(iv) unless the Anegasaki Cleanup is required by Nippon Sheet Glass Company, Ltd. (“NSG”) or ordered by any governmental Authority.
No Seller shall be held responsible for the indemnification obligations of any other Seller under this Section 9.1.
               (b) Other than with respect to fraud by the Company or any of the Sellers, Buyer’s sole and exclusive rights and remedies after the Closing based on, arising out of or relating to this Agreement and any of the certificates delivered pursuant hereto (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article IX. Without limiting the generality of the preceding sentence, after the Closing, other than with respect to fraud, no legal action sounding in contribution, tort or strict liability (in each case, other than claims made or contemplated by this Article IX) may be maintained by any party hereto, or any of their respective officers, directors, employees, stockholders, affiliates, representatives, agents, successors or assigns, against any other party hereto with respect to any matter that is the subject of Article IX, and Buyer, for itself and its officers, directors, employees, stockholders, affiliates representatives, agents, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Applicable Law.
               (c) Notwithstanding anything herein to the contrary, none of Sellers, Buyer or the Company shall have any liability under this Agreement (including, without limitation, this Article IX) for, and Losses shall not include, any punitive, incidental, consequential or special damages.
               (d) For purposes of determining any Seller’s liability under this Article IX for any Losses, appropriate reductions shall be made to reflect the following: (i) the net recovery pursuant to any insurance policy that is received by the applicable Buyer Indemnitee in respect of the Losses; and (ii) the present value (at an 8% discount rate), as of the date payment is made, of the actual net Tax costs and Tax benefits, if any, that are incurred and recognized by such Buyer Indemnitee arising from the payment or accrual of any Losses; provided, however, in the event an indemnification payment is not treated as a purchase price adjustment pursuant to Section 9.5, then there shall be no reduction for net Tax benefits pursuant to this clause (ii). If an indemnification payment is received by a Buyer Indemnitee, and that Buyer Indemnitee later receives insurance proceeds, other net third party recoveries or Tax benefits in respect of the related Losses that were not previously credited against such indemnification payment when made, such Buyer Indemnitee shall promptly, but in no event later than fifteen Business Days after receipt by such Buyer Indemnitee of such insurance proceeds, other net third party recoveries (net of costs to obtain the same) or Tax benefits, pay to Sellers (Pro Rata unless the indemnification is pursuant to Section 9.1(a)(ii)), a sum equal to the lesser of (A) the actual amount of such insurance proceeds (after giving effect to any deductible and net of any costs to obtain the same), other net third party recoveries and net Tax benefits or (B) the actual amount of the indemnification payment previously paid by such Seller with respect to such Losses. Buyer shall use commercially reasonable efforts to collect amounts available under insurance coverages and pursue such claims relating to any Losses for which it is seeking indemnification.
               (e) If the Aggregate Purchase Price is adjusted downward due to facts or circumstances that give rise to any Post-Closing Reduction pursuant to Section 2.3(a) of this Agreement, Buyer shall not also be entitled to indemnification for breaches of representations, warranties, covenants or other agreements arising from such facts or circumstances to the extent of any such Post Closing Reduction.
          Section 9.2 Notice to Indemnifying Party. If a Buyer Indemnitee receives notice of any claim or other commencement of any action or proceeding with respect to which a Seller is or may be obligated to provide indemnification pursuant to this Agreement, such Buyer Indemnitee shall promptly give the Stockholders Representative (or, if the claim results from a breach of a representation or warranty of a Seller contained in Article IV, such Seller) written notice thereof, which notice shall specify in reasonable detail, to the extent then known, an estimate of the amount of the liability arising therefrom (to the extent quantifiable) and the basis of the claim. Such notice shall be a condition precedent to any liability of Sellers for indemnification hereunder, but the failure of Buyer to give prompt notice of a claim shall not adversely affect the applicable Buyer Indemnitee’s right to indemnification hereunder unless the defense of that claim is prejudiced by such failure or any Losses result from or are caused by such failure. If the Stockholders Representative (or, if the claim results from a breach of a representation or warranty of a Seller contained in Article IV, such Seller) objects to the claim, Buyer and the Stockholders Representative (or, if the claim results from a breach of a representation or warranty of a Seller contained in Article IV, such Seller) shall resolve such dispute raised by the notice of such objection in accordance with the procedures set forth in Section 12.15. A Buyer Indemnitee may defend against such claim or proceeding in such manner as it may deem appropriate, and may settle, compromise or consent to entry of any judgment with respect to any claim by a third party for which it is entitled to indemnification hereunder and for which the Stockholders Representative (or, if the claim results from a breach of a representation or warranty of a Seller contained in Article IV, an applicable Seller) has elected not to take control of after notification thereof as provided in this Agreement; provided, however, that such settlement, compromise or consent to entry of any judgment with respect to any such claim by a third party that is entered into without the prior written consent of the Stockholders Representative or a Seller, as applicable, shall not be considered or deemed determinative or conclusive in determining (i) any Seller’s obligation to indemnify the Buyer Indemnitee pursuant to this Agreement with respect to any Losses arising out of or resulting from such claim or proceeding (or such settlement, compromise or consent to entry of any judgment with respect thereto), or (ii) the amount, if any, of any Seller’s indemnification obligations under this Agreement with respect to any Losses arising out of or resulting from such claim or proceedings (or such settlement, compromise or consent to entry of any judgment with respect thereto).
          Section 9.3 Defense. In connection with any indemnification claim arising out of a claim or legal proceeding by a Person who is not a party to this Agreement, an applicable Seller (or, if the claim does not result from a breach of a representation or warranty of a Seller contained in Article IV, the Stockholders Representative) may, upon written notice to Buyer, assume the defense of any such claim or legal proceeding if the applicable indemnifying Sellers with respect to such claim acknowledge (or, if the claim does not result from a breach of a representation or warranty of a Seller contained in Article IV, the Stockholders Representative acknowledges), to Buyer the Buyer Indemnitee’s right to indemnity pursuant to this Agreement for Losses incurred by the Buyer Indemnitee as a result of such claim (subject to the limitations contained in this Agreement, including, without limitation, Section 9.4 hereof). The costs and expenses of such defense shall be paid by Sellers from the Reserve Account, and thereafter, Pro Rata by the Sellers (or by the indemnifying Seller, if the claim results from a breach of a representation or warranty of such Seller contained in Article IV). If the indemnifying Sellers (or, if the claim does not result from a breach of a representation or warranty of a Seller contained in Article IV, the Stockholders Representative) assume the defense of any such claim or legal proceeding, such Sellers (or the Stockholders Representative, as applicable) may use counsel of their choice to prosecute such defense, subject to the approval of such counsel by Buyer, which approval shall not be unreasonably withheld or delayed. Buyer shall be entitled to participate in (but not control) the defense of any such action, with its counsel and the costs and fees of such counsel shall be at its own expense unless the named parties to the third-party claim (including any impleaded parties) include both a Seller and the Buyer Indemnitee, and the Buyer Indemnitee reasonably determines based on the advice of counsel, that representation by counsel to the Seller of both the Seller and such Buyer Indemnitee may reasonably be expected to create a conflict of interest. The indemnifying Seller or Sellers shall be entitled to settle, compromise or consent to the entry of any judgment with respect to any such claim or legal proceeding only with the consent of the Buyer Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that no Buyer Indemnitee shall be obligated under any circumstance whatsoever to consent to any settlement, compromise or consent if such settlement, compromise or consent (i) involves a finding or admission of wrongdoing by the Buyer Indemnitee, (ii) does not include an unconditional written release by the claimant or plaintiff of the Buyer Indemnitee from all liability in respect of such claim or (iii) imposes equitable remedies or any obligation on the Buyer Indemnitee other than solely the payment of money damages for which the Buyer Indemnitee will be indemnified hereunder; and provided, further, that the indemnifying Seller or Sellers shall pay all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to such Buyer Indemnitee prior to the execution of such settlement a general release executed by the third party, which general release shall release such Buyer Indemnitee from any liability in such matter.
          Section 9.4 Limitations on Indemnification.
               (a) With respect to any claim for indemnification, no Seller shall be liable under this Article IX for any Losses unless and until the aggregate amount of all such Losses incurred or suffered exceeds $570,000, at which time only Losses in excess of $285,000 may be claimed; provided, however, (i) this Section 9.4(a) shall not apply with respect to indemnification claims made pursuant to Section 9.1(a)(ii), (iii) or (iv) of this Agreement and (ii) this Section 9.4(a) shall not apply to claims for Losses arising from any breach of, or inaccuracy in, the representations and warranties contained in Sections 3.1 (Corporate Existence and Power), 3.2 (Authority to Execute and Perform Under Agreement), 3.3 (Governmental Authorization; Consents), 3.5 (Capitalization; Stockholders List), 3.14 (Brokers’ and Finders’ Fees) and 3.18 (Tax Matters) (collectively, the “Core Representations”) or from any breach of, or inaccuracy in, any representation or warranty in the event of fraud committed by the Company or any of the Sellers in the execution or performance of this Agreement.
               (b) In no event shall the aggregate amount of all indemnification obligations of Sellers under this Article IX exceed $9,500,000 in the aggregate; provided, however, that this Section 9.4(b) shall not apply to (and such Losses shall not be counted in any determination of whether the foregoing limitation has been reached) (i) claims for Losses pursuant to Section 9.1(a)(ii), (iii) or (iv) of this Agreement or (ii) any claims for Losses arising from any breach of, or inaccuracy in, the Core Representations or any breach of, or inaccuracy in, any representation or warranty in the event of fraud committed by the Company or any of the Sellers in the execution or performance of this Agreement. The aggregate amount of all indemnification obligations of a Seller under Section 9.1(a) shall not exceed such Seller’s Pro Rata portion of the Closing Purchase Price.
               (c) In no event shall the aggregate amount of all indemnification obligations of Sellers under Section 9.1(a)(iv) exceed $800,000.

          Section 9.5 Treatment of Indemnification Payment. Any payment made after the Closing pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the Aggregate Purchase Price for all purposes, including federal, state and local Tax and financial accounting purposes.
          Section 9.6 Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and agreement contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the date that is 18 months after the Closing Date (the “Release Date”); provided, however, that (i) the Core Representations shall survive the execution and delivery of this Agreement and the Closing and expire upon the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Article IV shall survive until the expiration of the applicable statute of limitations. After the Release Date, no party, nor any stockholder, affiliate, director, officer, employee, agent, consultant or representative of any party, shall have any liability for any representations, warranties, covenants or other agreements set forth herein.
          Section 9.7 Environmental Indemnity Escrow Fund.
               (a) Buyer hereby agrees that it shall first seek a remedy from the Environmental Indemnity Escrow Fund, to the extent of the amount then held in the Environmental Indemnity Escrow Fund, with respect to any indemnification claim asserted under Section 9.1(a)(iv) before seeking to recover any Losses directly from Sellers.
               (b) The outstanding amount of the Environmental Indemnity Escrow Fund shall terminate on the earliest to occur of (i) December 31, 2008, (ii) such date that Buyer or SDC Technologies-Asia, Ltd., a Japanese corporation (“SDC Tech-Asia”), receives from NSG, a written confirmation, satisfactory to Buyer in its sole and absolute discretion, indicating that neither Buyer nor SDC Tech-Asia shall have any liability with respect to the Anegasaki Cleanup nor any obligation to perform any environmental investigation with respect to the property located at 136 Anegasaki-Kaigan, Ichihara, Chiba, 299-0107 (the “Anegasaki Property”), Japan and (iii) such date that Buyer conducts a Phase II environmental investigation of the Anegasaki Property and concludes, in its sole and absolute discretion, that that an environmental site cleanup at such property is not required by Environmental Law. Notwithstanding the foregoing, if either (x) any governmental Authority orders any of NSG, Buyer or SDC Tech-Asia to conduct an environmental investigation of the Anegasaki Property or (y) NSG obligates either Buyer or SDC Tech-Asia to conduct an environmental investigation or environmental clean up with respect to the Anegasaki Property, , the Environmental Indemnity Escrow Amount shall not be released until the resolution of such cleanup. Buyer shall not, and shall not permit any of its Affiliates to, encourage or request NSG or any government Authority to require an environmental investigation of the Anegasaki Property. Buyer shall not, and shall not permit any of its Affiliates, to conduct an environmental investigation of the Anegasaki Property unless required to do so by NSG or any governmental Authority.

ARTICLE X
ADDITIONAL AGREEMENTS
          Section 10.1 Directors and Officers Insurance. For a period of six (6) years after the Closing, Buyer shall purchase for the benefit of any Person who is on the date hereof, an officer or director of any of the Companies, officers’ and directors’ liability tail coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of: (a) the fact that such Person is or was a director or officer of any of the Companies at any time prior to the Closing Date or is or was serving at the request of any of the Companies as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise at any time prior to the Closing Date; or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the existing D&O Insurance held by any of the Companies, a copy of which has been made available to Buyer, including, without limitation, (x) an overall coverage amount not less than the overall coverage amount under the applicable company’s existing D&O Insurance and (y) coverage for liability under the Securities Act to the extent such coverage exists under the applicable company’s existing D&O Insurance in an amount not less than the coverage amounts for such liabilities under such existing D&O Insurance. For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Certificate of Incorporation or Bylaws of the Company or similar organizational documents of the Subsidiaries in effect as of immediately following the Closing relating to exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that (i) such provisions of the Certificate of Incorporation and Bylaws of the Company or similar organizational documents of the Subsidiaries relating to exculpation or indemnification of officers or directors shall be no less favorable than those of the Certificate of Incorporation and Bylaws of the Company or similar organizational documents of the Subsidiaries on the date hereof and (ii) the officers and directors of any of the Companies on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
          Section 10.2 Tax Matters.
               (a) Buyer, the Company, and the Stockholders Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of income tax returns for taxable periods which end on or prior to the Closing Date and any audit, litigation or other proceeding with respect to income taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; further, Buyer and the Company shall provide, and shall cause their respective management and employees and independent accountants to provide, such information regarding the Company and assistance as Compass Diversified Holdings LLC or its independent accountants may reasonably request in order to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) through the Closing Date as required by Compass Diversified Holdings LLC (or its Affiliates) to comply with Applicable Laws or regulations of the Securities and Exchange Commission, or (ii) the review of any audit or review work papers with respect to Buyer relating to the Company or with respect to the Company, including the examination of interim financial statements and data for any period through the Closing Date. The Company shall retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders Representative, any extensions thereof) of the respective taxable periods, and shall abide by all record retention agreements entered into with any Taxing Authority.
               (b) All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by 50% by Buyer, on the one hand, and 50% by Sellers as a group, on the other hand, and Buyer will file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.
               (c) Buyer will promptly notify the Stockholders Representative in writing upon receipt by Buyer or any Affiliate of Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to taxes relating to taxable periods which end on or prior to the Closing Date for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Stockholders Representative will have the exclusive authority to represent the Company with respect to any Tax Matter before the IRS, any other Taxing Authority or any other governmental entity, and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing tax returns and settling audits; provided, however, that the Stockholders Representative will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the liability of Buyer, or any Affiliate of Buyer, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, and the Stockholders Representative will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the ongoing tax liability or positions of Buyer or any of its Affiliates without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. The Stockholders Representative will keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Stockholders Representative will, in good faith, consult with Buyer regarding the conduct of or positions taken in any such proceeding. The Stockholders Representative will not file or cause or permit to be filed any amended tax return relating to such matters without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

ARTICLE XI
STOCKHOLDERS REPRESENTATIVE
          Section 11.1 Stockholders Representative Appointment and Duties. Compass Group Management LLC (or any successor thereto appointed in accordance with Section 11.2) (the “Stockholders Representative”), is hereby appointed the exclusive agent, proxy and attorney-in-fact for each Seller in connection with this Agreement, the Share Escrow Agreement and the Escrow Agreement and the transaction contemplated hereby and thereby. The Stockholders Representative shall have the authority to act for and on behalf of Sellers in connection with this Agreement, the Share Escrow Agreement, the Escrow Agreement and the transaction contemplated hereby and thereby, including, without limitation, (i) to consummate the transactions contemplated herein or by the Share Escrow Agreement and the Escrow Agreement, including, but not limited to, executing and delivering the Escrow Agreement and any certificate delivered hereunder or under the Escrow Agreement (with such modifications or changes therein as to which the Stockholders Representative, in its sole discretion, shall have consented), (ii) to receive and deliver to Buyer surrendered certificates representing the Shares, (iii) to communicate to, and receive all communications and notices from, Buyer, (iv) to do each and every act, implement any decision and exercise any and all rights which any one or more of the Sellers are permitted or required to do or exercise under this Agreement, the Share Escrow Agreement and the Escrow Agreement, (v) to execute and deliver on behalf of such Sellers any amendment or waiver hereto, (vi) to negotiate, settle, compromise and otherwise handle any post-closing adjustments and all claims for indemnification made by Buyer (other than claims that relate to Article IV), (vii) to use the Reserve Account in accordance with the provisions of this Agreement, (viii) to authorize delivery to any Buyer Idemnitee of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by a Buyer Indemnitee, (ix) to object to such deliveries, (x) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, any litigation, action, proceeding or investigation relating to the Company, the Shares, Sellers, this Agreement, the Share Escrow Agreement, the Escrow Agreement or any of the transactions contemplated by this Agreement, the Share Escrow Agreement and the Escrow Agreement, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such litigation, action, proceeding or investigation, and (xi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Stockholders Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Share Escrow Agreement and the Escrow Agreement. The Stockholders Representative shall, in this regard, have all of the rights and powers which Sellers would otherwise have, and Sellers agree that Buyer shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Stockholders Representative pursuant to this Agreement, the Share Escrow Agreement and the Escrow Agreement and any of the foregoing matters. The Stockholders Representative shall for all purposes be deemed the sole authorized agent of Sellers until such time as the agency is terminated. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders Representative and Buyer and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Stockholders Representative shall be binding upon all Sellers, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same.
          Section 11.2 Resignation or Removal of the Stockholders Representative. The Stockholders Representative may be removed at any time upon a vote of Sellers holding a majority of the Shares (and, if after the Closing, as of immediately prior to the Closing). Subject to the appointment and acceptance of a successor Stockholders Representative as provided below, the Stockholders Representative may resign at any time thirty (30) days after giving notice thereof to Sellers. Upon any such removal or resignation, the retiring Stockholders Representative may, on behalf of Sellers, appoint a successor Stockholders Representative; provided, however, that if the retiring Stockholders Representative is unwilling or unable to appoint a successor Stockholders Representative, Sellers may appoint a successor Stockholders Representative by a vote of Sellers holding a majority of the Shares (and, if after the Closing, as of immediately prior to the Closing). Upon the acceptance of any appointment as the Stockholders Representative hereunder, such successor Stockholders Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Stockholders Representative, and the retiring Stockholders Representative shall be discharged from its duties and obligations hereunder. After any retiring Stockholders Representative’s resignation or removal hereunder as the Stockholders Representative, the provisions of Section 11.3 shall continue in effect for such retiring Stockholders Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Stockholders Representative.
          Section 11.3 Liability of Stockholders Representative. The Stockholders Representative shall not incur any liability to Sellers with respect to any action taken in reliance upon any note, direction, instruction, consent, statement or other document believed by the Stockholders Representative to be genuinely and duly authorized, or for any other action or inaction in its capacity as the Stockholders Representative, excepting only the fraud or willful misconduct of the Stockholders Representative. The Stockholders Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Stockholders Representative based on such advice, the Stockholders Representative shall not be liable to any Seller while acting in its capacity as Stockholders Representative. Each Seller shall be liable, Pro Rata, for any expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Stockholders Representative in connection with the performance of its obligations as Stockholders Representative, including in the defense of any indemnification claim brought against Sellers under Article IX. The payment of such expenses shall first be made by the Stockholders Representative out of the Reserve Account and thereafter the Stockholders Representative shall have the right to demand payment from each Seller, Pro Rata. Neither Buyer nor any of the Companies shall have any Liability to the Sellers or the Stockholders Representative with respect to any action taken, or failure to take any action, by the Stockholders Representative or for any expenses incurred by the Stockholders Representative.

ARTICLE XII
MISCELLANEOUS
          Section 12.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), three days after being mailed, or (c) if given by telecopy or facsimile, upon receipt by the receiving party, in each case to the parties at the following addresses:
     If to Buyer or the Company after the Closing Date, to:

Mitsui Chemicals, Inc.
Shiodome City Center
1-5-2, Higashi-Shimbashi, Minato-ku
Tokyo 105-7117 Japan
Attention: Naoto Tani
Facsimile: +81-3-6253-4239

with a copy to:	Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, California 90071
Attention: Bruce D. Meyer
Facsimile: (213) 229-6979

If to the Company prior to the Closing Date, to:

Silvue Technologies Group, Inc.
c/o Compass Group Management LLC
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attention: Elias J. Sabo
Facsimile: (949) 420-0777

with a copy to:	Paul, Hastings, Janofsky& Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626-1924
Attention: Michael G. McKinnon, Esq.
Facsimile: (714) 979-1921

If to the Stockholders
Representative:	Compass Group Management LLC
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attention: Elias J. Sabo
Facsimile: (949) 420-0777

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626-1924
Attention: Michael G. McKinnon, Esq.
Facsimile: (714) 979-1921
Any party may at any time change the address to which notices may be sent under this Section by the giving of notice of such to the other parties in the manner set forth herein.
          Section 12.2 Amendments; No Waivers.
               (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          Section 12.3 Expenses. Buyer shall be responsible for and pay all costs, fees and expenses incurred by Buyer in connection with Buyer’s negotiation and execution of this Agreement and Buyer’s performance of the transactions contemplated hereby and shall also be responsible for 50% of the HSR Fees and the German Fees. The Company shall be responsible for 50% of the HSR Fees and 50% of the German Fees. Except for the HSR Fees and the German Fees (which shall be paid as described above), Sellers shall be responsible for and pay all costs, fees and expenses incurred by the Companies in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby, including any and all Closing Expenses.
          Section 12.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto, and any such purported assignment, delegation or transfer by any party without such consent shall be void; provided, however, that Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to an Affiliate of Buyer provided that Buyer shall not be released from its obligations or liability under this Agreement; provided, further, that in the event Buyer assigns, delegates or transfers its rights and obligations under this Agreement pursuant to this Section 12.4, each of the documents and agreements to be executed and delivered at or after the Closing pursuant to the terms hereof shall be modified to reflect such assignee as the “Buyer” hereunder.
          Section 12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

          Section 12.6 Counterparts. This Agreement may be executed in two or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement.
          Section 12.7 Entire Agreement. This Agreement, together with the Transaction Documents, the Disclosure Schedules and the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter (except for each of the Confidentiality Agreement between Buyer and SDC Technologies, Inc., a Delaware corporation (“SDC”), dated October 2, 2007 (the “Confidentiality Agreement”), and the Confidentiality Agreement by and among Buyer, SDC and Compass Group Diversified Holdings, LLC, a Delaware limited liability company, dated April 28, 2008 (the “Buyer Confidentiality Agreement”), each of which shall remain in full force and effect in accordance with its terms).
          Section 12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without any requirement to post bond, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 12.9 Construction; Interpretation. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.
          Section 12.10 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.
          Section 12.11 Third Party Rights. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.
          Section 12.12 Confidentiality. All confidential information will be governed by the Confidentiality Agreement and the Buyer Confidentiality Agreement, regardless whether or not a Closing shall occur and the transactions contemplated by this Agreement shall be consummated.

          Section 12.13 Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein (provided that and in no event shall any information or disclosures in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement). Information contained in the Disclosure Schedules under any particular schedule or section is deemed disclosed with respect to all other schedules or sections and any representations, warranties or covenants of the Company and/or Sellers where the applicability of such information to such other schedules or sections or representations, warranties or covenants is reasonably apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in the Disclosure Schedules shall not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company or any Seller to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.
          Section 12.14 Attorneys’ Fees. With respect to any dispute related to or based upon this Agreement among the parties hereto, (a) any attorneys’ fees and costs incurred prior to the time that a party files an arbitration claim with respect to such dispute pursuant to Section 12.15 shall be borne by such party and (b) the prevailing party in such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred after the time that a party files an arbitration claim with respect to such dispute pursuant to Section 12.15; provided, however, that the recovery of such fees and costs shall not be taken into account in calculating whether the aggregate indemnification limitation described in Section 9.4(b) has been met.
          Section 12.15 Arbitration.
               (a) Except for the determination to be made pursuant to Section 2.4(c) of this Agreement, any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement or the subject matter hereof, including, without limitation, any issues and matters arising under the federal and state securities laws and questions concerning the scope and applicability of this Section 12.15 shall be finally settled by arbitration held in Orange County, California by one arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. Pending final award, the arbitrator’s compensation and expenses shall be advanced equally by the parties. The arbitrator shall apply New York law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. The final award shall award to the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration to the extent the arbitrator deems the party to have prevailed (but if the prevailing party is not awarded all of the damages sought, only to the extent, pro rata, of its award compared to the damages sought) and may grant such other, further and different relief as authorized by the rules of the American Arbitration Association, including damages and out-of-pocket costs but may not award exemplary or punitive damages.
               (b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate California court and in connection with such action to compel the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
               (c) Notwithstanding the foregoing provisions of this Section 12.15, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any party hereto. Any action, suit or other proceeding initiated by any party hereto against any other party for injunctive relief or to enforce this Section 12.15 or any decision or award of the arbitrator may be brought in any Federal or state court in Orange County, California having jurisdiction over the subject matter thereof as the party bringing such action, suit or proceeding shall elect. The parties hereto hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under Section 12.1 of this Agreement.
          Section 12.16 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, the Stockholders Representative and Sellers (collectively, the “Selling Stockholders”) shall have the right, at their election, to retain the firm of Paul, Hastings, Janofsky & Walker LLP to represent them in such matter, and Buyer, for itself and the Company and for Buyer’s and the Company’s respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of Sellers or the Company. Buyer, for itself and the Company and for Buyer’s and the Company’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between Sellers and counsel, including, without limitation, Paul, Hastings, Janofsky & Walker LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Sellers and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between Sellers and such counsel and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not Sellers. Other than as explicitly set forth in this Section 12.16, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not Sellers, after the Closing.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“COMPANY” Silvue Technologies Group, Inc., a Delaware corporation
By:
Print Name:
Title:

“SELLERS” Compass Group Diversified Holdings LLC, a Delaware limited liability company
By:
Print Name:
Title:

Frank K. Bassoff

Ronald D. Eaton

William A. Gregg

Mark S. Sollberger

Gordon Fearon

Lynne Galligan
Signature Page to Stock Purchase Agreement

Allen Guest

Mo Misra

Tadaho Yamagishi

Lisa Wright Jenkins
Signature Page to Stock Purchase Agreement

“BUYER” Mitsui Chemicals, Inc., a Japanese corporation
By:
Print Name:
Title:

Signature Page to Stock Purchase Agreement

“STOCKHOLDERS REPRESENTATIVE” Compass Group Management LLC, as the Shareholders Representative
By:
Print Name:
Title:

Signature Page to Stock Purchase Agreement